UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIGHTON INVESTMENT HOLDING CO., INC.
(Name of small business issuer in its charter)

Delaware	6770	03-0451485
(State or jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or	Classification Code Number)	Identification No.)
organization)

275 Fifth Avenue, Suite 703, New York 10001 (212) 447-6538
(Address and telephone number of principal executive offices)

275 Fifth Avenue, Suite 703, New York 10001
(Address of Principal place of business or intended principal Place of business)

Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York (212)344-1600
(Name, address, and telephone number of agent for service)

Copies to:

Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005
Phone: (212) 344-1600
Fax: (212) 480-0717

Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement and Prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933,(the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

No registration fee is due on a Reconfirmation Offering under Rule 419.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by Items of Form SB-2

Part I. Information Required in Prospectus
Item No.	Required Item	Location or Caption

1.	Front of Registration Statement and Outside Front Cover of Prospectus	Front of Registration Statement and Outside Front Cover of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus Front cover Page of Prospectus	Inside Front Cover Page of Prospectus and Outside

3.	Summary Information and Risk Factors	Prospectus Summary; High Risk Factors

4.	Use of Proceeds	Use of Proceeds

5.	Determination of Offering Price	Prospectus Summary - Determination of Offering Price; Risk Factors

6.	Dilution	Not Applicable

7.	Selling Security Holders	Not Applicable

8.	Plan of Distribution	Not Applicable

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Control Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Principal Shareholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Opinions; Experts;

14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Statement as to Indemnification

15.	Organization Within Last Five Years	Management, Certain Transactions

16.	Description of Business	Business

17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis

18.	Description of Property	Not Applicable

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Stock and Related Stockholder Matters	Prospectus Summary

21.	Executive Compensation	Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable

Part II. Information Not Required in Prospectus

24.	Indemnification of Director and Officers	Indemnification of Director and Officers

25.	Other Expense of Issuance and Distribution	Other Expense of Issuance and Distribution

26.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities

27.	Exhibits	Exhibits

28	Undertakings	Undertakings

PROSPECTUS

BRIGHTON INVESTMENT HOLDING CO., INC.
(a Delaware corporation)

RECONFIRMATION OFFER

This prospectus relates to the reconfirmation offer of 200,000 shares of common stock of Brighton Investment Holding Co., Inc. (“Brighton,” "We" or "Us") sold in Brighton’s initial public offering. Pursuant to Rule 419 of the Securities Act of 1933, shareholders representing at least 80% of Brighton’s maximum offering proceeds ($80,000) must elect to reconfirm their investments (the "Reconfirmation Offer"). Pursuant to Rule 419, each purchaser of common stock in Brighton’s initial public offering shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify Brighton in writing that the Rule 419 investor elects to remain an investor. If Brighton has not recorded such written notification by the 20th business day following the post- effective amendment, funds held in the escrow account shall be sent by first class mail or other equally prompt means to the Rule 419 investors within five business days. Once a Rule 419 investor has sent his/her letter of reconfirmation to Brighton, such letter of reconfirmation may not be revoked.

Pursuant to an Agreement and Plan of Merger between Brighton and Impact Medical Solutions, Inc. a corporation organized and existing under the laws of State of Nevada ("IMS"), dated September 14, 2004, IMS shall be merged into Brighton with Brighton as the surviving entity. The merger must be consummated within eighteen (18) months from the effective date of Brighton’s initial public offering which was February 13, 2004. On the effective date of the merger, all IMS shareholders shall become shareholders of Brighton as a result of the merger. If the merger has not been consummated by August 13, 2005 (18 months from the effective date of the prospectus), the deposited funds held in escrow shall be returned to all investors on a pro rata basis within 5 business days by first class mail or other equally prompt means, and the merger agreement shall be declared null and void.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING AT PAGE _______.

THE BRIGHTON SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common shares subject to the reconfirmation offer hereto. This prospectus does not contain all the information set forth in the Registration Statement and its exhibits and schedules. For further information with respect to Brighton and our securities, we refer you to the Registration Statement, exhibits and schedules.

Additional information about Brighton is available upon request from Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York 10005. Additional information about IMS may be obtained by contacting Impact Medical Solutions, Inc., 14841 Yorba Street, Suite 101, Tustin, California 92780. Attn: Wayne D. Cockburn, Chief Executive Officer.

NO. OF SHARES			OFFERING
SOLD IN INITIAL	PRICE PER	GROSS PROCEEDS	PROCEEDS PAID	NET
PUBLIC OFFERING	SHARE	TO THE COMPANY	OUT FOR EXPENSES	IN ESCROW(1)

200,000	$.50	$100,000	$10,000	$90,000

(1) 10% of the offering proceeds of our initial public offering ($10,000) were released to us pursuant to Rule 419.

The Date of this Prospectus is _________________.

The following were Brighton's expenses for its initial public offering(1):

Securities and Exchange Commission Registration Fee	$ 8.09
Legal Fees	$20,000
Accounting Fees	$ 3,000
Printing and Engraving	$ 1,500
Blue Sky Qualification Fees and Expenses	$ 2,000
Miscellaneous	$ 1,500
Transfer Agent Fee	$ 1,500

TOTAL	$ 28,508.09(1)

The following are Brighton’s estimated expenses for the reconfirmation offering(2):

Securities and Exchange Commission Registration Fee	$ 0
Legal Fees	$25,000
Accounting Fees	$ 3,000
Printing and Engraving	$ 2,000
Miscellaneous	$ 500
Transfer Agent Fees	$ 1,500

TOTAL	$32,000

        (1)  Have been paid by Brighton
(2)  Have been/will be paid by IMS

TABLE OF CONTENTS

Page #

PROSPECTUS SUMMARY

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419

RISK FACTORS

MERGER

USE OF PROCEEDS

SUMMARY FINANCIAL DATA

PLAN OF OPERATION

BUSINESS

MANAGEMENT

DESCRIPTION OF SECURITIES

PRINCIPAL SHAREHOLDERS

CERTAIN TRANSACTIONS

LEGAL MATTERS

EXPERTS

BRIGHTON INVESTMENT HOLDING CO., INC. FINANCIAL STATEMENTS

IMPACT MEDICAL SOLUTIONS, INC. FINANCIAL STATEMENTS

BRIGHTON INVESTMENT HOLDING CO., INC. AND IMPACT MEDICAL SOLUTIONS, INC. PRO FORMA CONDENSED BALANCE SHEET AND STATEMENT OF OPERATIONS

PROSPECTUS SUMMARY

The following is a summary of certain information contained in this prospectus and is qualified by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors". Unless otherwise indicated, the capital structure, the number of shares outstanding and the per share data and information in this Prospectus have been adjusted to give effect to the merger described herein.

Brighton Investment Holding Co., Inc.

Brighton was incorporated in the State of Delaware on May 28, 2002 for the sole purpose of acquiring or merging with an unspecified operating business. Brighton has no operating assets and has not engaged in any business activities, other than to seek out and investigate other businesses for potential merger or acquisition.

On February 13, 2004, Brighton commenced a "blank check" offering pursuant to Rule 419 which generated $100,000 in gross proceeds from approximately 15 different investors. Pursuant to Rule 419, all of the gross proceeds from that offering, less 10%, and the Brighton shares purchased by the Rule 419 investors, are being held in escrow pending (i) distribution of a prospectus to each of them describing any prospective business acquisition by Brighton and (ii) the subsequent confirmation of at least 80% of the shares owned by the Rule 419 investors that they elect to remain investors.

The executive offices of Brighton are located at 275 Fifth Avenue, Suite 703, New York, New York 10001. The telephone number is (212) 447-6538.

Impact Medical Solutions, Inc.

IMS is a healthcare information technology company. IMS’ first product is the Muscle Pattern Recognition (“MPR”) system, a non-invasive, bio-mechanically and mathematically based evaluation that objectively discriminates between normal and abnormal muscle function as it relates to the back and neck.

The executive offices of IMS are located at 14841 Yorba Street, Suite 101, Tustin, California 92780. IMS' phone number is (714) 730-6401.

Reconfirmation Offering Conducted in Compliance with Rule 419.

Brighton is a blank check company and, consequently, this reconfirmation Offering is being conducted in compliance with the Commission's Rule 419. The Rule 419 investors have certain rights and will receive the substantive protection provided by the rule. To that end, the securities purchased by investors and the funds received in our initial public offering are deposited and held in an escrow account established pursuant to Rule 419, and shall remain in the escrow account until an acquisition meeting specific criteria is completed. Before the acquisition can be completed and before the deposited funds and deposited securities can be released to Brighton and the Rule 419 investors, respectively we must take the following steps:

•	Update the registration statement with a post-effective amendment.

•
Within five business days after the effective date of the post-effective amendment, we must furnish the Rule 419 investors with the prospectus. This prospectus must contain the terms of a reconfirmation offer and information regarding the proposed acquisition candidate and its business, including audited financial statements.

According to Rule 419, investors must have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to decide to reconfirm their investment and remain an investor or, alternately, require the return of their investment, minus up to 10% of their investment. Each Rule 419 investor shall have 20 business days from the date of this prospectus to reconfirm his/her investment in Brighton. Any Rule 419 investor not making any decision within this 20 business day period will automatically have his/her investment funds returned. The rule further provides that if we do not complete an acquisition meeting the specified criteria within 18 months of the effective date of its initial public offering, all of the deposited funds in the escrow account must be returned to Rule 419 investors.

RECONFIRMATION OFFER

This prospectus relates to a reconfirmation by Brighton shareholders of their investments in Brighton. Rule 419 states that, the proceeds of our initial public offering and the securities purchased in that offering, both of which are currently held in escrow, will not be released from escrow account until:

(1)	Brighton executes an agreement for an acquisition or merger meeting certain criteria.

(2)	A post-effective amendment which includes the terms of the reconfirmation offer, as well as information about the merger agreement and audited financial statements is filed.

(3)
Brighton conducts a reconfirmation offer and shareholders representing 80% of Brighton’s initial public offering proceeds elect to reconfirm their investments. This 80% shall be computed twenty (20) business days after the effective date of this post-effective amendment.

Once an investor has sent his/her letter of reconfirmation to Brighton, such letter of reconfirmation may not be revoked. In the event the Rule 419 investors do not vote to reconfirm the offering, the deposited funds shall be returned to investors on a pro rata basis. Such funds will be returned within 5 business days of failure to approve the merger.

TERMS OF THE MERGER AGREEMENT

The terms of the merger are set forth in the merger agreement and consummation of the merger is conditioned upon, among other things, the acceptance of the reconfirmation offer by holders of at least 80% of the shares owned by the Rule 419 investors. As a result of the consummation of the merger, IMS will be merged into Brighton, with Brighton as the Surviving Entity. Upon consummation of the merger,

•
Each shareholder who holds shares of Brighton’s common stock registered in the registration statement declared effective by the Securities and Exchange Commission on February 13, 2004, and who accepts the reconfirmation offer shall continue to hold his or her share certificate(s) representing Brighton’s registered common stock.

•
Each holder of registered common stock who rejects the reconfirmation offer will be paid his or her pro rata share of the amount in the escrow account or approximately $.45 per share. In the event the escrowed funds exceed $90,000 at the consummation of the merger, those funds shall be distributed on a pro rata basis to those Brighton shareholders who reject the reconfirmation offering. At the effective date of the merger, 100% of the issued and outstanding shares of IMS shall be canceled and Brighton will issue 14,458,560 shares of Brighton common stock, representing 96.7% of the merged entity, to former IMS shareholders in proportion to shares held in shares of common stock of IMS. Brighton shareholders shall continue to hold 500,000 shares of the merged entity, representing 3.3% of the merged entity.

RECENT DEVELOPMENTS

Our board of directors believes that the merger represents a good investment opportunity for our shareholders and recommends that the Rule 419 investors elect to accept the reconfirmation offering. Our Board of Directors recommends that Rule 419 investors, when determining whether or not to reconfirm their investments, also consider, IMS's working capital and operating results.

The Merger Agreement was approved by the directors of IMS by written consent dated as of September 14, 2004. The merger agreement was confirmed by the written consent of the directors of Brighton on September 15, 2004.

ACCOUNTING TREATMENT

Although Brighton is the legal surviving corporation, for accounting purposes, the merger is treated as a purchase business acquisition of Brighton by IMS (a reverse acquisition) and a recapitalization of IMS. IMS is the acquirer for accounting purposes because the former IMS stockholders will receive the larger portion of the common stockholder interests and voting rights than those retained by the former Brighton stockholders. Because IMS is the acquirer for accounting purposes under APB Opinion No. 16, the Surviving Entity shall adopt IMS' fiscal year end, December 31.

HIGH RISK FACTORS

Investments in the securities of Brighton are highly speculative, involve a high degree of risk, and only persons who can afford the loss of their entire investment should vote to reconfirm their investments.

USE OF PROCEEDS

In its initial public offering, Brighton generated $100,000 in proceeds. Ten percent ($10,000) of the deposited funds was released to Brighton prior to this reconfirmation offering.

Brighton used this sum for expenses incurred in the offering, including, but not limited to, accounting expenses, transfer agent fees, printing fees and certificates of good standing. The remaining $90,000 will remain in the non-interest bearing escrow account maintained by Commerce Bank, which bank acts as escrow agent. No portion of the deposited funds has been or will be expended to merge IMS into Brighton. The deposited funds will be held in escrow pending a business combination, at which time they will be released to the merged entity. The merged entity may use the proceeds as it wishes.

CERTAIN INCOME TAX CONSEQUENCES

In management's opinion, the merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Brighton and IMS subject to United States tax will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either IMS or Brighton in the respective jurisdictions where each of them is subject to taxation. NO OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND BRIGHTON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TRANSACTION TO THEM.

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419

Deposit Of Offering Proceeds And Securities

Rule 419 requires that in a blank check offering, offering proceeds, after deduction for underwriting commissions, underwriting expenses and dealer allowances, and the securities purchased by investors in such an offering, be deposited into an escrow or trust account governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the deposited funds and deposited securities will be released to Brighton and to the 419 investors, respectively, only after Brighton has met the following three basic conditions:

•	Brighton must execute an agreement(s) for an acquisition or merger meeting certain prescribed criteria.

•
Brighton must file a post-effective amendment to its registration statement which includes the terms of a reconfirmation offer. The post-effective amendment must also contain information regarding the acquisition or merger candidate(s) and its business(es), including audited financial statements.

•	Brighton must conduct the reconfirmation offer and satisfy all of the prescribed conditions, including the condition that a certain minimum number of investors must elect to remain investors.

After Brighton submits a signed representation to the escrow agent that the requirements of Rule 419 have been met, and after the acquisition or merger is consummated, the escrow agent can release the deposited funds and deposited securities.

Accordingly, Brighton has entered into an escrow agreement with Commerce Bank as escrow agent which provides that:

(1) The proceeds are to be deposited into the escrow account maintained by the escrow agent promptly upon receipt. Rule 419 permits 10% of the deposited funds to be released to Brighton prior to the reconfirmation offering. The deposited funds and any dividends or interest thereon, if any, are to be held for the sole benefit of the investors and can only be invested in bank deposits, in money market mutual funds or federal government securities or securities for which the principal or interest is guaranteed by the federal government.

(2) All securities issued in connection with the offering and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends or similar rights are to be deposited directly into the escrow account promptly upon issuance. The identity of the investors are to be included on the stock certificates or other documents evidencing the deposited securities. The deposited securities held in the escrow account are to remain as issued and are to be held for the sole benefit of the investors' who retain the voting rights, if any, with respect to the deposited securities held in their names. The deposited securities held in the escrow account may not be transferred, disposed of nor any interest created therein other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 or Table 1 of the Employee Retirement Income Security Act.

PRESCRIBED MERGER CRITERIA

Rule 419 requires that before the deposited funds and the deposited securities can be released, Brighton must first execute an agreement to acquire an acquisition candidate(s) or merge with a merger candidate(s) meeting certain specified criteria. The agreement(s) must provide for the acquisition(s), merger(s) of a business(es) or assets for which the fair value of the business represents at least 80% of the maximum offering proceeds. The agreement(s) must include, as a condition precedent to their consummation, a requirement that the number of investors representing 80% of the maximum offering proceeds must elect to reconfirm their investment. For purposes of the offering, the fair value of the business(es) or assets to be acquired must be at least $80,000 (80% of $100,000). Based on its audited financial statements for the year ended December 31, 2004, IMS has a fair value in excess of $80,000.

POST-EFFECTIVE AMENDMENT

Once the agreement(s) governing the acquisition(s), or merger(s) of a business(es) meeting the above criteria has been executed, Rule 419 requires Brighton to update the registration statement with a post-effective amendment. The post-effective amendment must contain information about

•	The proposed acquisition candidate(s) and its business(es), including audited financial statements,

•	The results of this Reconfirmation Offering and

•
The use of the funds disbursed from the Escrow Account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer must include certain prescribed conditions which must be satisfied before the Deposited Funds and Deposited Securities can be released from the Escrow Account.

RECONFIRMATION OFFERING

The reconfirmation offer must commence after the effective date of the post-effective amendment. According to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(1) The prospectus contained in the post-effective amendment will be sent to each Rule 419 investor whose securities are held in the escrow account within 5 business days after the effective date of the post-effective amendment.

(2) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to notify Brighton in writing that the investor elects to remain a Rule 419 investor. The reconfirmations will be tabulated 20 business days from the effective date. Rule 419 investors who submit their letter of reconfirmation to Brighton shall not have the right to revoke such letter.

(3) If Brighton does not receive written notification from an investor within 20 business days following the effective date, the pro rata portion of the deposited funds (and any related interest or dividends) held in the escrow account on such Rule 419 investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means.

(4) The acquisition(s) will be consummated only if a minimum number of Rule 419 investors representing 80% of the maximum offering proceeds equaling $80,000 elect to reconfirm their investment.

(5) If a consummated acquisition has not occurred by August 13, 2005 (18 months from the date of original prospectus), the deposited funds held in the escrow account shall be returned to all Rule 419 Investors on a pro rata basis within 5 business days by first class mail or other equally prompt means.

Release of Deposited Securities and Deposited Funds

The deposited funds and deposited securities may be released to Brighton and the Rule 419 investors, respectively, after:

(1) The escrow agent has received a signed representation from Brighton and any other evidence acceptable by the escrow agent that:

(a)
Brighton has executed an agreement for the acquisition of or merger with a target business for which the fair market value of the business represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment;

(b)
The post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed and that Brighton has satisfied all of the prescribed conditions of the reconfirmation offer.

(2) The acquisition of, or merger with, a business (including shareholder approval of the merger or acquisition) with the fair value of at least 80% of the maximum proceeds.

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this prospectus, the following factors, among others, in evaluating IMS and its business before reconfirming their investments in
Brighton.

We can only merge with one company and will be subject to all of the business and financial fluctuations that such company experiences.

If this merger is consummated, Brighton will be involved in no other business combination. IMS' business is centered around essentially one industry: medical product development. This lack of diversification may subject our shareholders to economic fluctuations within the industry in which IMS conducts business. Any lack of demand for services to be rendered by IMS would have a material adverse effect on IMS' business, operating results and financial condition.

IMS will rely on key existing and future personnel the loss of whom could have a detrimental effect on our business.

IMS' success will depend to a large degree upon the efforts and abilities of its officers and key management employees, Wayne D. Cockburn, Chief Executive Officer and Chief Financial Officer, and Stephen Schectman, President and Chief Operating Officer. The loss of the services of one or more of its key employees could have a material adverse effect on IMS' business prospects and potential earning capacity. IMS will need to continue to recruit and retain additional members of senior management to manage anticipated growth, but there can be no assurance that IMS will be able to recruit or retain additional members of senior management on terms suitable to IMS.

IMS has only developed a single product which has no sales. The failure of such product to achieve market acceptance would result in IMS having to raise additional funds for research and development for new products.

Since its incorporation, IMS has developed a single product: the Muscle Pattern Recognition (MPR) System. The MPR System uses patented technology to analyze muscle function in the back and neck. To date, we have achieved no sales of this product and it has yet to achieve market acceptance. Unless IMS is able to successfully market its MPR system, IMS will need to raise additional funds to engage in research and development of new products. IMS may be unable to raise additional funds on terms acceptable to that Company, if at all. IMS has a limited operating history and will continue to incur costs in launching our products.

IMS has been involved in research and development since its incorporation. It has had no revenues to date. The likelihood of success of IMS is dependent on achieving market acceptance of its MPR system, and development of future products. IMS may never generate material revenues or become profitable.

We may not be able to grow at a rapid pace.

There is no established demand for the MPR System and IMS may be unable to create such a demand.

Muscle injuries have always been diagnosed by physicians through physical examinations. The MPR system is a computer-assisted procedure designed to assist in the diagnosis and evaluation of such injuries. IMS can not predict whether or not the MPR system will gain acceptance by doctors, chiropractors or other health professionals. In the event IMS is unable to create such acceptance, IMS will be unable to achieve significant revenues and may have to raise additional funds for research and development of additional products.

IMS will need to raise additional funds to market our MPR system which will dilute existing shareholders.

The MPR System is a new product for which there is currently no market niche. IMS believes it will have to engage in an aggressive marketing campaign to achieve market acceptance. Such a marketing effort will require more funds than IMS currently has available. As a result, IMS will have to raise money through the offering of securities, either debt or equity, to fund such marketing. An offering may dilute existing shareholders. Further, IMS may be unable to successfully raise money on terms acceptable to it which may prohibit us from marketing MPR and reduce the number of potential sales.

Former IMS shareholders will own a majority of the shares after the merger and as a result, will control the company .

After consummation of the merger, the current shareholders of IMS will control the vote of 96.7% of Brighton’s issued and outstanding common shares. As a result, the former IMS shareholders will have the ability to control the outcome of substantially all issues submitted to shareholders of the merged entity.

A confirmation of the investment in the common stock will result in an immediate substantial dilution of the investor's investment.

The holders of the restricted common shares of Brighton have acquired their interest in Brighton at an average cost per share which was significantly less than that which the public investors paid for their securities. Consequently, the public investors will bear the majority of the risk of any loss that may be incurred in Brighton’s operations.

There is no public market for our securities and the securities you hold may remain illiquid.

Prior to the closing of the merger, there will have been no public trading market for Brighton’s common stock. Given the small size of the initial public offering, the relatively minimal public float, and lack of participation of a professional underwriter, there is only a very limited likelihood of any active and liquid public trading market developing for the shares. If such a market does develop, the price of Brighton’s common stock may be volatile. Thus, investors run the risk that they will never be able to sell their shares. In any event, there are additional state securities laws preventing resale transactions. No potential market makers have been solicited by Brighton. There can be no assurances that any broker will ever agree to make a market in Brighton’s securities.

We arbitrarily set the offering price of the shares offered in our initial public offering; the value of your shares in Brighton may be worth less than the price you paid.

The price at which the Brighton’s shares were offered to the public in Brighton’s initial public offering was arbitrarily determined by Brighton. There is no relationship between the initial offering price of the shares to Brighton’s assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indication of any future market price of the securities.

Substantial sales of Brighton stock which may be sold pursuant to Rule 144 could have a depressive effect on the price of the common stock in any market which may develop.

There are currently 500,000 Brighton common shares issued and outstanding, of which 300,000 shares are "restricted securities" as defined by Rule 144 of the Securities Act. Under Rule 144, restricted securities which have been beneficially owned for at least one year may be sold in brokers' transactions or directly to market makers, subject to certain quantity and other limitations. Generally, under Rule 144 a person may sell, in any three-month period, an amount equal to the greater of (i) the average weekly trading volume, if any, of the common stock during the four calendar weeks preceding the sale or (ii) 1% of the company's outstanding common stock. After the merger Brighton will have outstanding 14,958,560 shares of Common Stock, including 200,000 shares held in escrow pursuant to Rule 419. Shares beneficially owned for two years by non-affiliates of Brighton may be sold without regard to these quantity or other limitations. The possibility of sales of substantial amounts of such stock could have a depressive effect on the price of the common stock in any market which may develop.

Brighton is aware of a letter dated January 21, 2000 to Mr. Ken Worm, Assistant Director OTC Compliance Unit of NASD Regulation, Inc. from Richard K. Wulff, Chief of Office of Small Business. Because Brighton is a blank check company with shares registered with the Securities and Exchange Commission, it does not believe that such letter is directly applicable to the registered shares of Brighton which are subject to this reconfirmation offering. However, Brighton is aware that the 300,000 shares issued in a private placement offering prior to Brighton’s initial public offered will have to be registered pursuant to the Securities Act of 1933 before such shares can be freely traded.

There was no independent valuation of the shares in the merger transaction and we may have over-valued the IMS shares.

The number of Brighton shares to be issued pursuant to the merger agreement was determined by negotiation between IMS and Brighton and does not necessarily bear any relationship to IMS's asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of IMS. Furthermore, neither IMS nor Brighton has obtained either an appraisal of IMS's or Brighton’s securities or an opinion that the merger is fair from a financial perspective.

Failure of sufficient number of investors to reconfirm their investments will result in the merger not being consummated.

The merger cannot be consummated unless the Rule 419 investors representing 80% of the maximum offering proceeds elect to reconfirm their investments. Rule 419 investors must affirmatively elect to reconfirm their investments; no response within the twenty business day period Brighton must grant its shareholders to reconfirm will be viewed as a vote not to reconfirm. If, after completion of this reconfirmation offering, a sufficient number of Rule 419 Investors do not reconfirm their investment, the merger will not be consummated. In such event, none of the deposited securities held in escrow will be issued and the deposited funds will be returned to Rule 419 Investors on a pro rata basis. As a consequence, since Brighton expects to use the 10% allowed to it pursuant to Rule 419, the Rule 419 investors will be returned only 90% of their invested funds.

The Brighton shares are subject to penny stock regulation which create restrictions on their trade.

Broker-dealer practices in connection with transactions in "penny-stock" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure regarding penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Brighton’s Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares.

MERGER

Background of the Merger Agreement

Brighton was organized on May 28, 2002 under the laws of the State of Delaware in order to provide a vehicle to acquire or merge with a business or company. On February 13, 2004, Brighton commenced a "blank check" offering pursuant to Rule 419 promulgated under the Securities Act. The purpose of the offering was to cause Brighton to become a publicly held reporting company under the Securities Exchange Act of 1934. The offering was successful in raising $100,000 in gross proceeds from Rule 419 investors. Pursuant to Rule 419, $100,000 of the net proceeds from that offering, and 200,000 Brighton shares purchased by the Rule 419 investors, were placed in escrow pending

•	distribution of a prospectus to each of the Rule 419 investors describing any prospective business acquisition by Brighton and

•	the subsequent reconfirmation by the holders of at least 80% of the shares owned by the Rule 419 investors that they have elected to remain investors.

In the event approval of the merger is not obtained from at least 80% of the Rule 419 investors, then the shares deposited in the Rule 419 Escrow account will not be released to the Rule 419 investors. Instead, the $90,000 net offering proceeds in the Rule 419 Escrow will be released to the Rule 419 investors in proportion to their investment, at approximately $.45 per share. In the event the escrowed funds exceed $90,000 at the consummation of the merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 Investors paid $.50 per share in Brighton’s initial public offering.

Pursuant to Rule 419, the value of IMS must represent at least 80% of the maximum offering proceeds, or $80,000. Based upon its audited financial statements for fiscal year ended December 31, 2004, IMS has a business value of not less than $80,000.

TERMS AND CONDITIONS OF MERGER AGREEMENT

STOCKHOLDERS OF BRIGHTON WISHING TO OBTAIN A COPY OF THE MERGER AGREEMENT, WHICH IS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO SCHONFELD & WEINSTEIN, L.L.P. ATTENTION: ANDREA WEINSTEIN, 80 WALL STREET, SUITE 815, NEW YORK, NEW YORK 10005.

Pursuant to the merger agreement, IMS will be merged into Brighton. Consummation of the merger is conditioned upon, among other things, reconfirmation by holders of at least 80% of the shares owned by the Rule 419 investors. Upon consummation of the merger, Brighton shall issue 14,458,560 shares of the merged entity (representing 96.7%) to former IMS shareholders in proportion to their holdings of IMS. Current Brighton shareholders shall retain their 500,000 shares in Brighton, which amount represents 3.3% of the merged entity. IMS will merge into Brighton with Brighton as the surviving entity. The merger is intended to be consummated in such a manner as to be tax-free to all parties involved under Internal Revenue Code Section 368(a)(1)(A). Each Rule 419 investor who rejects the reconfirmation offer will be paid his or her pro rata share of the amount in the escrow account of approximately $.45 per share. Consummation of the merger is not subject to any governmental approvals.

The result of the merger, assuming that 80% of the Brighton stockholders reconfirm their investments, is that former IMS shareholders shall own 96.7% of the surviving entity while current Brighton shareholders and their designees, shall own 3.3% of the merged entity.

Stockholders of Brighton wishing to accept the reconfirmation offer are directed to sign the enclosed Letter of Reconfirmation form and return it to Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York 10005, attention: Andrea I. Weinstein, who will forward each Letter of Reconfirmation to Commerce Bank, Brighton’s escrow agent. Any Brighton stockholder who fails to return his or her form so that it is received by Ms. Weinstein by _______________ (20 business days from the date hereof) will be deemed to have rejected the reconfirmation offer and will automatically be sent a check within five business days representing his or her pro rata share of the funds in the escrow account for the benefit of the Rule 419 investors.

CERTAIN INCOME TAX CONSEQUENCES

The merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Brighton and IMS will not recognize gain or loss from the transaction. In addition, the transaction is not expected to result in the recognition of gain or loss to either Brighton or IMS in the respective jurisdictions where each of them is subject to taxation. No opinion of counsel nor a ruling from the Internal Revenue Service has been obtained in reference to the foregoing. The foregoing is for general information only and Brighton stockholders should consult their own tax advisors as to the specific tax consequences of the merger to them.

FEES AND EXPENSES

Shareholders of IMS shall bear all costs and expenses incurred in connection with the merger and the reconfirmation offering, since the only funds available to Brighton are the $90,000 in cash held in escrow pursuant to Rule 419, none of which may be used by either Brighton or IMS prior to the consummation of the merger.

USE OF PROCEEDS

The gross proceeds of Brighton’s initial public offering was $100,000. Pursuant to Rule 15c2-4 under the Securities Exchange Act of 1934, all of those proceeds must be held in escrow until all of the shares are sold. Pursuant to Rule 419, after all of the shares are sold, 10% of the deposited funds ($10,000) may be released from escrow to Brighton. Upon the consummation of the merger and the reconfirmation, which reconfirmation offering must precede such consummation, pursuant to Rule 419, $90,000 (plus any interest or dividends received, but less any portion disbursed to Brighton pursuant to Rule 419(b)(2)(C)(vi) and any amount returned to investors who did not reconfirm their investment pursuant to Rule 419 or approximately $90,000) will be released to IMS.

SUMMARY FINANCIAL INFORMATION- BRIGHTON

The following is a summary of our Financial Statements for the years ended December 31, 2004 and 2003, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Financial Statements including the notes thereto included in this prospectus.

YEAR ENDED
December 31

	2004	2003

Statement of Operations Data:

Total revenues……………………………………..	$-	$-
Net loss…………………………………………….	$(13,012)	$(1,831)
Net loss per share………………………………….	$(0.03)	$(0.01)
Weighted average number of common shares
Outstanding………………………………………..	383,333	300,000

DECEMBER 31, 2004
ACTUAL

Balance Sheet Data:

Working capital (deficit)…………………………..	$104,169

Cash and cash equivalents………………………...	$4,320

Total assets………………………………………..	$104,320

Total liabilities……………………………………	$90,151

Shareholders' equity………………………………	$14,169

SUMMARY FINANCIAL INFORMATION- IMS

The following is a summary of our Financial Information for the years ended December 31, 2004 and 2003, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statement including the notes thereto included in this prospectus.

YEAR ENDED
DECEMBER 31

	2004	2003

Statement of Operations Data:

Total revenues…………………………………..	$0	$0

Net loss………………………………………….	$733,248	$181,023

Net loss per share……………………………….	$0.05	$0.03
Weighted average number of common stock
Outstanding………………………..	13,397,445	5,926,082

DECEMBER 31, 2004
ACTUAL

Balance Sheet Data:

Working capital (deficit)…………………………..	$62,641

Cash and cash equivalents………………………...	$329,268

Total assets………………………………………..	$813,488

Total liabilities……………………………………	$320,723

Shareholders' equity………………………………	$492,765

PLAN OF OPERATION

BRIGHTON INVESTMENT HOLDING CO., INC.

General

Brighton was organized under the laws of the State of Delaware on May 28, 2002. Since inception, the primary activity of Brighton has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Brighton offered and sold 200,000 shares of common stock at $.50 per share. According to Rule 419, the proceeds of Brighton’s initial public offering ($100,000) less 10% ($10,000) have been placed in escrow pending consummation of a merger or acquisition. In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Brighton’s initial public offering, Brighton shall return investors' money, less $10,000, on a pro rata basis.

Brighton was organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in business combinations presented to it by persons or firms who or which desire to employ Brighton’s funds in their business or to seek the perceived advantages of a publicly-held corporation. Brighton’s principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate, short-term earnings.

Brighton does not currently engage in any business activities which provide any cash flow. Brighton’s business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Brighton’s management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the deposited funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Brighton will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

Management anticipates that it may be able to effect only one potential business combination, due primarily to Brighton’s limited financing.

RESULTS OF OPERATIONS

Brighton’s public offering was declared effective on February 13, 2004. Brighton offered a total of 200,000 shares at an offering price of $.50 per share, for an aggregate of $100,000. On August 12, 2004, Brighton closed on 200,000 shares for a total gross proceeds of $100,000. Pursuant to Rule 419 of the Securities Act, net proceeds of $90,000 together with all securities issued are being held in escrow pending the consummation of an acquisition or merger. After the closing of the merger, the business of Brighton will be the business of IMS. The resources of IMS will be the resources available to Brighton to fulfill the business purpose of developing healthcare information products. IMS believes the combined cash resources and available credit of IMS and Brighton will be sufficient to run operations for at least one year.

At December 31, 2004, Brighton’s current assets amounted to $104,320, while current liabilities amounted to $151. In addition, Brighton’s general and administrative expenses amounted to $13,012 for the year ended December 31, 2004 as compared to $1,831 for the year ended December 31, 2003.

In the event approval of the merger is not obtained from at least 80% of the Rule 419 investors, then the shares deposited in the Rule 419 escrow will not be released to the Rule 419 investors. Instead, the $90,000 net offering proceeds in the Rule 419 escrow will be released to the Rule 419 investors in proportion to their investment, at approximately $.45 per share. In the event the escrowed funds exceed $90,000 at the consummation of the merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 investors paid $.50 per share in Brighton’s initial public offering.

IMPACT MEDICAL SOLUTIONS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements, which involve risks and uncertainties. IMS’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited financial statements for the year ended December 31, 2004 and the accompanying notes set forth elsewhere in this document.

Overview

Impact Medical Solutions, Inc. (“IMS”) was inactive until September 2003 when it acquired the patent for a medical information system called Muscle Pattern Recognition (“MPR”) from MPR Health Systems, Inc. in exchange for 8,000,000 shares of its common stock. Since that time IMS has been involved in the development of the MPR system, a unique testing modality that objectively and quantitatively measures the biomechanical dysfunctions associated with musculoskeletal injuries of the neck and back.

While IMS’s predecessor had limited revenues from the sale of the MPR system, IMS is in the development stage and has generated no revenues to date. IMS believes that its ability to successfully market the MPR system particularly in the United States will depend in significant part on conducting successful clinical trials; the first of these planned clinical trials commenced in April 2005.

IMS incurred a net loss of $733,248 ($0.05 per share) in 2004 as compared to a net loss of $181,023 ($0.03 per share) in 2003. The increase in expenses in 2004 (and therefore net loss) was due primarily to the fact that the 2003 period included approximately four months of operations commencing with the acquisition of the MPR patent.

IMS’s development activities have been limited by its lack of funding. IMS financed its operations in 2004 through the private placement of equity securities that generated net proceeds of $563,398 and through short-term loans from a director aggregating $120,492. At December 31, 2004, IMS had cash and cash equivalents of $329,268 compared to $249,432 at December 31, 2003.

Application of Critical Accounting Policies

IMS’s management prepares IMS’s financial statements in conformity with accounting principles generally accepted in the United States. Accordingly, the financial statements require certain estimates that are based on assumptions that management believes are reasonable considering information available to management. These estimates can affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. Management has made the following critical accounting estimate in connection with IMS’s financial statements:

•
Valuation of Intangible Asset. IMS has one intangible asset, the patent that it acquired from MPR Health Systems, Inc. in September 2003. IMS valued this asset at $500,000 based upon an independent third party valuation. IMS amortizes this asset over the estimated useful life of 17 years, and at December 31, 2004 the net book value of this asset was $460,784. IMS annually tests the patent for impairment in accordance with Statement of Financial Accounting Standard 142. No impairment was identified in 2004.

Results of Operations

Comparison of Years Ended December 31, 2004 and 2003

•
Research and Development. IMS expenses its research and developments expenses. Research and development expenses consisted of costs associated with the design, development, testing, and enhancement of the MPR system. The primary costs are salaries, consulting fees and non-recurring software development costs. Research and development expenses increased to $119,372 in 2004 from $47,917 in 2003 primarily due to the fact that 2003 research and development expenses represent approximately four months of operation while 2004 expenses represent a full year of operations.

•
Medical and Clinical. Medical and clinical expenses consisted of costs associated with the preparation for the clinical trials for the MPR system. The primary costs are salaries, consulting fees, clinical trial protocol development costs and clinical research organization costs. Medical and clinical expenses increased to $149,346 in 2004 from $42,879 in 2003 primarily attributable to the fact that 2003 medical and clinical expenses represent approximately four months of operations while 2004 expenses represent a full year of operations.

•
General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for finance and accounting, as well as legal and other professional fees. General and administrative expenses increased to $456,017 in 2004 from $89,139 in 2003 primarily attributable to: (i) the fact that 2003 expenses represent approximately four months of operations while 2004 expenses represent a full year of operations; (ii) an increase in number of employees to 6 at December 31, 2004 from 5 at December 31, 2003); and (iii) increases in professional and consulting fees as IMS stepped up operation and financing activities.

Liquidity and Capital Resources

IMS requires capital principally for working capital and capital expenditures. Working capital is required principally to finance the clinical development of the MPR system. In 2005 IMS’s working capital requirements are expected to vary from period to period depending on the pace of patient enrollment in the clinical trials. IMS’s capital expenditures consist primarily of MPR-related equipment. IMS anticipates its 2005 cash requirements to be approximately $1.5 million.

IMS has funded its operations primarily through private placements of equity securities and loans from a director. In 2003, IMS raised net proceeds of $435,404 through a private placement of 2,086,000 units at a price of $0.25 per unit, each unit consisting of one share of common stock and one Series A Warrant. Each Series A Warrant represents the right to purchase one share of common stock for $0.50 at any time prior to September 9, 2008.

Between January and June of 2004, IMS raised gross proceeds of $105,000 through a private placement of 420,000 units at a price of $0.25 per unit, each unit consisting of one share of common stock and one Series A Warrant. Between September and November of 2004, IMS raised gross proceeds of $475,000 through a private placement of 475,000 units at a price of $1.00 per unit, each unit consisting of one share of common stock and one Series B Warrant. Each Series B Warrant represents the right to purchase one share of common stock for $1.00 at any time prior to July 31, 2007. The costs relating to the units sold in 2004 totaled $17,602.

From July through October 2004, IMS borrowed a total of $120,492 from one of its directors. The loans bear interest at 2% per annum and matured November 1, 2004. In connection with these loans, IMS issued 211,270 Series A Warrants to the director. In February 2005, the maturity of the loans was extended to July 31, 2005 in exchange for 100,000 Series B Warrants.

IMS utilized cash in operating activities of $724,735 in 2004 compared to $179,935 in 2003. The cash used in operating activities in 2004 is higher than 2003 due to the fact that 2003 operating expenses represent approximately four months of operation while 2004 expenses represent a full year of operations.

IMS expects that it will require approximately $1.5 million of cash for operating activities in 2005. This increase will be due primarily to the conduct of the clinical trial for MPR system. In addition, the director loan of $120,492 is due in July 2005.

As of December 31, 2004, IMS had cash and cash equivalents and investments totaled $329,268. According, IMS will not have sufficient cash to fund operations in 2005 and repay maturing debt unless it raises additional capital through borrowings or the sale of securities. IMS expects that progress in the clinical trials of the MPR system, as well as becoming a public company through the merger with Brighton, will enhance its ability to raise capital. However, no assurance can be given that such additional capital can be raised or can be raised on favorable terms.

BUSINESS

BRIGHTON INVESTMENT HOLDING CO., INC.

General

Brighton was organized under the laws of the State of Delaware on May 28, 2002. Since inception, the primary activity of Brighton has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Brighton offered and sold 200,000 shares of common stock at $.50 per share. Pursuant to Rule 419, the proceeds of Brighton’s initial public offering ($100,000) less 10% ($10,000) have been placed in escrow pending consummation of a merger or acquisition. In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Brighton’s initial public offering February 13, 2004, Brighton shall return investors' money, on a pro rata basis.

Brighton was organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in business combinations presented to it by persons or firms who or which desire to employ Brighton’s funds in their business or to seek the perceived advantages of a publicly-held corporation. Brighton’s principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate short-term earnings.

Brighton does not currently engage in any business activities which provide any cash flow. Brighton’s business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Brighton’s management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the deposited funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Brighton will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

Management anticipates that it may be able to effect only one potential business combination, due primarily to Brighton’s limited financing.

IMPACT MEDICAL SOLUTIONS, INC.

General

IMS was incorporated pursuant to the laws of the State of Nevada on October 20, 1997. The company purchased a patent from MPR Health Systems, Inc. on September 9, 2003. Since 2003, IMS has been involved in the development of the MPR System.

MPR is a non-invasive, bio-mechanically and mathematically based evaluation that objectively discriminates between normal and abnormal musculoskeletal function as it relates to the back and neck. MPR analyzes patterns of muscle recruitment - the engagement of muscles in order to perform specific body movements. MPR test results provide detailed physiological information on muscle function that can assist in the diagnosis and treatment of back and neck injuries and illness. The results of an MPR evaluation are presented in a comprehensive report that provides detailed physiological information on muscle function incorporating site, nature and severity.

IMS believes that the capabilities of the patent-protected MPR System are unique and that the MPR System addresses an unmet market need that has become ever more pressing in view of the cost-consciousness of the present health care environment. MPR meets the need for an objective, evidence-based test that can be used by physicians and other health professionals to better assess and manage back and neck injuries. IMS believes MPR can also serve as an objective tool in medical/legal cases and reduce the exposure to insurers of disability and workers compensation risks.

The MPR System supports the cost-containment and risk management goals of insurers and managed care providers by giving them a means to measure treatment outcomes, and monitor and assess the effectiveness of ongoing care. MPR helps physicians establish a diagnosis, formulate treatment plans, and measure the effectiveness of treatment. IMS believes MPR will help eliminate unnecessary and ineffective care, measure outcomes of care, promote patient satisfaction and prevent fraud.

Central to the MPR System is the fact that muscles in the back and neck function as an interactive system. In order to determine whether a particular muscle is functioning normally or abnormally, it must be examined in concert with all of the other muscle groups required for the body to make specific movements. Muscles also interact in a predictable manner that can be expressed in a kinesiological relationship. These principles have been incorporated into the MPR test and form the basis behind a unique, patented system that measures the relationships among muscles in a given movement. By comparing relationships of muscles, MPR is able to normalize subjects against each other. The standardized protocol of movements that make up the MPR test provides the ability to compare patients to the normal data. When patients replicate the carefully administered, standardized movements performed by subjects in the normal database, a valid and highly accurate comparison can be made. The comparison of a patient's patterns with those of "normal" subjects, using an expert system (described in greater detail below), is the basis of the evaluation. Up until now, IMS has focused its development efforts on the back and neck muscle application; it plans to address other muscle groups in the future.

INDUSTRY TRENDS

The Market

According to the U.S. National Institute for Occupational Health and Safety (NIOSH), back pain is one of the most common and significant musculoskeletal medical problems in the world. Back injuries are the leading cause of disability in the United States for people younger than 45 years of age and have been the most expensive health care problem for the 20 to 50 year-old age group. Eighty percent of adults seek care at some time for low back pain, and one third of all disability costs in the United States are due to low back disorders.
In 1998, total health care expenditures incurred by individuals with back pain in the United States reached $90.7 billion and total incremental expenditures attributable to back pain among these persons were approximately $26.3 billion.

For most patients, the cause or causes of persistent back pain remains poorly understood. Although imaging procedures, including computerized tomography and magnetic resonance imaging, are able to accurately define structural pathology, the correlation of these anatomic findings with physiology, back pain, and other clinical complaints is imprecise.

Back pain is classified into three categories based on the duration of symptoms. Acute back pain is arbitrarily defined as pain that has been present for six weeks or less. Subacute back pain has a six- to 12-week duration and chronic back pain lasts longer than 12 weeks. Acute low back pain is often recurrent, and most patients with a history of acute episodes eventually have more chronic symptoms. Also, persons who seek medical attention for low back pain are thought to be at increased risk for chronic pain and disability. Patients in all three groups (acute, subacute and chronic) would be appropriate candidates for MPR.

Based on market data, including information from the Atlanta-based Centers for Disease Control and Prevention (CDC), IMS estimates that there are approximately six to seven million MPR evaluation opportunities per year in the U.S. and an equal number of evaluation opportunities outside North America.

Key Market Trends

Several trends have increased the market for better solutions to diagnosing back problems:

•	increased employer and payer aggressiveness in quantifying and seeking ways to reduce the economic toll of back injuries, one of the largest segments of health care costs;

•	growing awareness of the need for objective information in medical-legal injury litigation;

•	need for measuring patient treatment effectiveness and managing patients to successful outcomes;

•	increased health care purchaser and provider attention to injury prevention, and;

•	increased patient awareness of treatment alternatives.

IMS believes the convergence of these trends has magnified the large business opportunity to provide clinically proven tools to reduce the costs and improve the outcomes of patients with back pain.

Target Market

The target markets for MPR include the following:
1.
As key participants in IMS’ clinical trial, medical specialists including neurologists, orthopedic surgeons, physical medicine and rehabilitation physicians and occupational medicine practitioners will be considered the first target market as these groups constitute the technology’s key influencers; followed by

2.	primary care physicians, who will respond to and follow the lead of the specialists and initially treat the majority of patients with back pain;

3.	the Workers’ Compensation market;

4.	the employer market, which will be addressed during the final stages of the clinical trial; and,

5.	Health Maintenance Organizations.

Specialists

There are several areas of specialty medicine that represent target markets for MPR. They include:

•
Neurologists - A neurologist is a board-certified medical doctor or osteopath who has trained in the diagnosis and treatment of nervous system disorders, including diseases of the brain, spinal cord, nerves, and muscles. The estimated number of neurologists in the United States in 2000 was 11,000.

•	Orthopedic Surgeons - Orthopedic surgeons treat diseases, conditions and injuries of the bones, muscles and joints. There are more than 26,000 members of the American Academy of Orthopedic Surgeons.

•
Physical Medicine and Rehabilitation - Physical Medicine and Rehabilitation, also called physiatry, is the branch of medicine emphasizing the prevention, diagnosis and treatment of disorders - including those of the musculoskeletal system - that may produce temporary or permanent impairment. A physiatrist is a physician or osteopath specializing in physical medicine and rehabilitation. The specialty focuses on the restoration of function to people with problems ranging from simple physical mobility issues to those with complex cognitive involvement. There are more than 7,000 physiatrists practicing in the United States today.

•
Occupational Medicine - Occupational Medicine is a branch of medicine concerned with the treatment of patients with occupational and environmental illness and/or injury. The American College of Occupational and Environmental Medicine has approximately 7,000 occupational and environmental medicine physician members.

Primary Care Physicians

Primary care physicians typically include family practice physicians, internists, obstetricians, gynecologists, and pediatricians. As back pain is extremely common, these physicians actually see the most patients and often have extensive experience in treating acute back pain and muscle dysfunctions.

Primary care physicians provide a non-invasive (non-surgical) approach and often utilize prescription medications to help reduce pain and inflammation, as well as the services of physical therapists to assist in maintaining range of motion and muscle tone. Often, they may order a variety of spinal diagnostic procedures to more fully investigate the potential causes of persistent back pain and neck pain and refer patients to a specialist for further diagnosis and treatment. In 2002, there were approximately 315,000 primary care physicians in the United States.

Workers’ Compensation Market

Workers’ Compensation carriers underwrite in excess of $50 billion of business annually. They stand to generate substantial savings and improve their competitive market position through adoption of the MPR technology. Although state laws vary, carriers are usually able to dictate or influence the sources of care for back problems, particularly in the crucial early period. Increasingly, managed care organizations provide workers’ compensation services through contractual relationships with physician groups. These organizations have the authority to recommend the incorporation of MPR into their assessment and treatment protocols.

Work-related back and neck injuries - or musculoskeletal disorders - are caused or aggravated by the work environment. In 1998, nearly 600,000 American workers lost time from work due to job-related back and neck injuries. Work-related back and neck injuries can result in reduced worker productivity, inability to perform job tasks, work loss, and temporary or permanent disability. In 1995, it was estimated that employers spent $15 to $20 billion in workers’ compensation costs associated with job-related back and neck injuries and another $45 to $60 billion in indirect costs.

Employers

Employers pay more than $75 billion annually in direct and indirect costs for employees with back problems. The average total cost of back pain impairment and disability for each individual in treatment for more than six weeks averages more than $55,000. In addition:

•
Most employers are experience-rated for workers’ compensation. They can directly benefit from reductions in the medical and income continuation costs due to better discernment in the diagnosis and treatment of back problems; and,

•
Many employers retain significant financial risk for disability and lost wages as well as health care costs under health benefit plans they purchase on behalf of their employees and dependents. We believe these employers may be able to reduce health care costs by using MPR.

MPR may also serve as an occupational health assessment tool that can be used by employers not only to reduce the overall cost of health care and health care insurance but also as an assessment tool to prevent back injuries in those employees who may have a pre-existing condition.

Health Maintenance Organizations (HMOs)

HMOs are a significant factor in the U.S. healthcare market. While the growth rate in HMO enrollment has slowed since the late-1990s, it is estimated that approximately 80 million Americans are still covered by HMOs. HMOs contract with large medical groups to provide services under both health benefit and workers’ compensation plans. We believe that use of MPR may reduce the need for more expensive tests, reduce the number of physician and non-essential therapy visits, and assist physicians in recommending appropriate rehabilitative therapy. For this reason, we will seek to market MPR to managed care organizations such as HMOs.

A common trend in each of the market segments discussed above is increased competition based not solely on price but also on health outcomes. For employers, reduced toll of back injuries translates directly into higher employee productivity and enhanced profits. Healthcare risk-bearing and delivery organizations find that clients are demanding better health outcomes, which in turn translate to higher productivity and profitability. National organizations such as the National Committee for Quality Assurance and the Joint Commission on Accreditation of Health Care Organizations are promulgating outcome-oriented standards and requiring that organizations maintain records and report on outcomes in a growing range of health domains. In this environment, improved treatment of back impairment would provide a significant competitive advantage, with demonstrably improved health and economic outcomes.

We believe that IMS’ initial product, MPR, will be able to serve the needs of all of the above segments. Because these segments are interrelated, marketing simultaneously to all four may reduce the sales cycle and increase market penetration in each segment.

 Competition

The competitive market for diagnostic systems or devices for the neck and back is a complex one. The first step in understanding this market is recognizing that the natural history and long-term prognosis for neck and back patients are dependent on many factors, and defining or diagnosing a precise underlying cause is often difficult and frustrating. Fortunately, the majority of cases of back pain (approximately 80%) clear up in a short time. Most often, a medical history and a brief physical examination are sufficient. Imaging techniques such as x-rays or scans are rarely used except under certain circumstances that may include any of the following:

•	Pain that lasts more than a month.

•	Very severe pain, numbness.

•	Muscle weakness.

•	Accidents that might involve the vertebrae.

•	A history of cancer.

•	The presence of fever.

If any of these conditions exist, further diagnostic tests are often ordered in an attempt to isolate the cause of the pain or dysfunction. The most often used tests include:

X-Rays - X-rays take pictures of the bones but don't see the disks between the bones, the nerves, muscles or other soft tissue that may cause pain. A plain x-ray is usually not very helpful in diagnosing back pain but it can aid in ruling out infection, fractures or tumors. It may also reveal signs of stenosis and degenerative changes in the spine due to aging. It rarely provides information the doctor couldn't have found out by talking to and examining the patient.

CT (Computerized Tomography) Scan - A CT scan is a special x-ray in which a computer fine-tunes the images and ‘slices’ them up so that disks, nerves, ligaments, tendons and muscles can be seen. More things can be seen with a CT scan than with an x-ray. In fact, one-third of people with no pain at all have 'significant' findings such as disk herniations on their CT scans. These findings, however, may not actually have any relationship to the pain a patient is having, and may not bother the patient at all.

MRI (Magnetic Resonance Imaging) - This test is very much like a CT scan except that a magnetic beam (thus no radiation) is used. It shows much more detail so it may add to the diagnostic process rather than provide a simple, accurate answer. Depending on the age of a patient, up to two-thirds or more of people without pain can have anatomical changes that show up on an MRI. It is often the most common test used for back pain. MRI readings also can be highly subjective and require the interpretation of a trained radiologist.

EMG (Electromyography) - A test where a physician uses needle insertions into muscles to 'map out' where nerves or muscles are injured. It doesn't provide pictures like CT, MRI or x-ray, but is better at finding where nerves might be pinched due to ruptured discs. Unlike the other tests, a well-done EMG is normal in people who have no disease so it's often used to decide patient status when an MRI or CT doesn’t give a clear answer. However, EMG detects nerve and muscle function only at single insertion sites.

Surface Electromyography (sEMG) - Surface electromyography (sEMG) is a technique to measure muscle activity noninvasively using surface electrodes placed on the skin overlying the muscle. Probably the best-known example of sEMG is its use in measuring electrical signals during an electrocardiogram (ECG/EKG). sEMG signals, similar to those used by MPR to collect data, have been used by others to evaluate muscles at rest (static test) and to measure muscles that do not have kinesiological relationships. IMS believes that these methodologies are not supported by clinical studies and are neither applicable or reliable for patient use.

A report was prepared by the Therapeutics and Technology Assessment Subcommittee of the American Academy of Neurology in 2000 that concluded sEMG on its own was considered "unacceptable as a clinical tool in the diagnosis of neuromuscular disease …and the diagnosis of low back pain" but "an acceptable tool for kinesiological analysis of movement disorders." IMS makes no claims that MPR can diagnose neuromuscular diseases or diagnose back pain.

However, through its clinical program, IMS believes it will demonstrate that MPR is a useful and powerful tool for the kinesiological analysis of movement activity in the assessment of back and neck function.

IMS believes it has no direct competition and that no other system in use today is capable of delivering information similar in content, comprehensiveness and reliability to its MPR system. There are however, many companies, both public and private, which are active in the field of medical diagnostic imaging. Some of the larger companies include Phillips Medical, Alliance Imaging, Siemens and GE Medical. These companies have substantially greater financial, technical and human resources, have a well-established name, and enjoy a strong market presence. There is no assurance that one or several such companies are not currently developing, or will not start developing technology that will prove more effective or desirable than the IMS technology.

PRODUCTS

The MPR System is a biomechanically and mathematically based analysis of muscle function that is based on the simultaneous measurement of sEMG signals produced by 14 muscles during the execution of nine distinct movements. A patient's sEMG readings, which are collected during the examination procedure, digitized, and then processed by an expert system, are converted into graphic images of recognizable muscle patterns. A computer-assisted comparison of a patient's patterns with those produced by normal subjects is provided in a 3-page report and forms the basis of the test.

The MPR System consists of three components:

•	the Data Acquisition Device;
•	the Expert System;
•	the MPR Report.

Data Acquisition Device

The Data Acquisition Device consists of a laptop-sized computer system and a set of 29 surface electrodes connected to the computer. The electrodes, which are commercially available, pick up the electrical signals produced by the muscles while in motion and feed them into the Data Acquisition Device. The Data Acquisition Device is also commercially available, and IMS currently purchases its equipment from one of several suppliers, Thought Technologies in Montreal, Canada.

Proprietary IMS software is installed in the Data Acquisition Device. This software provides features to analyze the quality of the signal received from each electrode and recognizes and warns the technologist/operator of any technical signal irregularities The Data Acquisition Device also assists the operator by signaling the beginning and end of each movement through visual prompts and audio tones, and by providing a real-time feedback of the patient's performance through a graphic display. The software accepts the data and prepares it for electronic transmittal to the IMS headquarters.

After affixing the electrodes to the skin of the patient's back at specific muscle sites, the patient is directed to execute five repetitions of each of nine specific movements. The fourteen muscle sites are evaluated during each movement and reported to the Data Acquisition Device during the execution of each movement. To convert these parallel inflows of signals into digital patterns (images), the Data Acquisition Device processes approximately 75,000 data points and calculates these points' relationships to each other.

Technologists who perform tests on patients will be required to receive training from IMS. IMS does not believe that any special governmental or regulatory license or approval is required for the technologists to perform the test.

The Expert System

The data collected during the examination is submitted electronically to IMS for processing by the company’s computerized Expert System. A report is generated which includes graphic, statistical and narrative representations of each muscle groups’ pattern compared to the pattern of a normative database of non-injured and pain-free subjects. The normative database, which was collected utilizing the same movements and protocols performed by the patient, was the subject of a peer reviewed scientific publication in 1996. The report that is produced is electronically reviewed by the Expert System to ascertain that the data was properly collected and processed.

The MPR Report

The MPR Report will provide the physician with findings to classify the patient as normal or with a graded level of muscle dysfunction (abnormal). It provides four critical statements about the muscle groups examined, along with detailed information supportive of these conclusions:

Evidence of dysfunction:	Reports if muscle recruitment is normal or abnormal and, if abnormal, the location of the abnormality.

Frequency and severity of the dysfunction:	The severity of the dysfunction as compared to normal and the frequency it occurs during the nine movements.

The patterns of abnormal muscle recruitment:	Graphic presentation of the abnormal muscle patterns including the patterns of muscle compensation.

The bio-mechanical explanation of the abnormal muscle compensation:	Describes the reason for the functional adjustments made during movement.

Patients may be retested to measure the progress of treatment to assist the physician in making a decision for discharge. Such retests are done at the discretion of the physician. When a patient is retested to ascertain if additional treatment is advisable and the second MPR evaluation is compared to the baseline test, several other critical questions are addressed:

Is the patient's muscle recruitment pattern now within the range of normal?
If not, have the patient’s recruitment patterns improved through treatment?
Should the insurance company continue to fund further (or different) treatment?

These questions address the issues of rehabilitation, short and long term disability and when a person is able to return to work.

MPR - New Applications

Employers in the United States pay $75+ billion annually for employees with back problems. Most employers are experience-rated for workers compensation and they can directly benefit from reductions in the medical and income continuation costs due to better diagnosis and treatment of back problems. For these employers screening new and veteran employees to identify those with positive MPR tests could improve job placement and identify high-risk groups for future injury that may benefit from back strengthening and flexibility exercises. We believe this represents a very large opportunity for IMS.

Manufacturing

IMS purchases the Data Acquisition Device from Thought Technology, Ltd., an unaffiliated manufacturer based in Montreal, Canada. Thought Technology is a biofeedback and psychophysiological instrument manufacturer. Thought Technology has obtained, and maintained all relevant regulatory manufacturing requirements including, (ISO 9001, ISO 13485, FDA 510(k) and CE certification), including the MPR equipment. Additional product assembly and software installation is performed by IMS.

Regulatory Requirements

The FDA is the governing authority for all medical devices marketed in the U.S. The FDA is charged with assuring the public that a device is safe and effective. The FDA does not actually test devices, but through various committees, the marketing applications for devices are reviewed. If after review of the application’s technical specifications the device is found to be “substantially equivalent” to those already approved for marketing, the FDA will allow the interstate sale of the device.

The Data Acquisition Device used in the MPR System is subject to regulation by the FDA under Section 510(k) of the FDA Act. Thought Technology has notified IMS that the Data Acquisition Device used in the MPR system may be used as a result of notification under Section 510(k) because the MPR device is deemed to be a substantially equivalent medical device.

IMS anticipates that it will be making additional filings with the FDA during 2005 regarding the hardware and software used in the MPR system. IMS is working with an experienced clinical research organization and experienced FDA regulatory consultants to assist it with its regulatory requirements.

Patents

On September 9, 2003, IMS purchased a patent for a medical information system called Muscle Pattern Recognition. The issued patent encompasses the first commercial version of the test developed by MPR Health Systems. Approximately $1.5 million in revenue was generated with over 60 corporate customers between 1996 and 2000 by the product covered by this patent. Previous customers included large insurance companies, workers compensation boards and a wide variety of small and large companies.

As of the date hereof, IMS currently holds one issued U.S. patent and one un-published U.S. continuation application covering various aspects of the MPR System. The issued patent was granted on August 28, 2001 and will expire on August 20, 2020. The second document is a continuation (without a serial number as yet) of the aforementioned issued patent, and it has a broader application and covers some of the new technology and equipment used in the current MPR System.

IMS is working closely with its intellectual property counsel, and is taking a strategic approach to protecting its intellectual assets. IMS relies upon statutory and common law property rights with respect to its intellectual property, including trade-secrets and patent protection, to protect the MPR technology. Due to rapid technological advances that characterize the medical device industry today, IMS believes that employing trade-secrets in concert with patents while its researchers continually develop improvements and new products, is strategically effective for creating and maintaining IMS’ competitive advantages in the marketplace.

Patent protection for the MPR technology has not been pursued outside the U.S. to date. With respect to future advances in the MPR System, this remains a strategic consideration to be discussed with intellectual property counsel as and when necessary. IMS has the right to file patent applications to obtain patents in other jurisdictions; however, to date IMS has elected not to do so. IMS plans to pursue patent protection beginning with foreign markets covered by its corporate partnership agreement(s).

Research and Development

IMS will be focusing its future research and development efforts on those programs that are supportive of the clinical efforts of MPR and the company’s sales and marketing program.

Clinical Trial

An integrated part of MPR’S market acceptance is a clinical trial of the system. The trial began in April 2005 and currently has six individual participants at a single location. IMS intends to greatly increase the size of this study to approximately 400 participants at least 12 locations.

Integrated medical practices (physicians with rehab capability), Health Maintenance Organizations and independent rehabilitation hospitals and clinics have been approached to participate in IMS’ pre-marketing clinical trial and several have already agreed. Site selection for the trial has been based on three criteria:

1.	The participating site must be recognized as a leading center for the treatment of back injuries;
2.	Each site must meet certain commitments regarding patient recruitment; and,
3.	Each site must have the potential of becoming an MPR customer after the trial has been completed.

Each participating center must also have the potential to serve as a provider of the technical services (i.e. perform the tests) for customers such as Workers’ Compensation members and local employers. IMS believes that many of the larger employers using MPR will ultimately provide their own technical services once the test becomes a standard practice in their organization.

The strategy to initially approach the Workers’ Compensation and Employers markets was developed to establish a presence in certain key markets as early as possible. IMS also expects to enter into agreements with local and regional medical products distributors to reinforce the sales and marketing of MPR, and to act as service providers to their customers and to other strategic partners. Developing longer sales cycle opportunities will be accomplished through more comprehensive strategic marketing and foreign and domestic partnerships. IMS believes this combination of efforts will establish the product awareness and acceptance, and position the company to dominate a large and influential market segment.

IMS believes that to be successful in the marketing of MPR, the company must do the following:

•	Complete the independent clinical study to establish the medical and scientific credibility required for broad acceptance of MPR;

•	Develop an awareness of MPR with payors, self-insurers and other potential users of the MPR system;

•	Develop a template for consistent patterns of MPR usage in the key reference accounts;

•	Form relationships with key strategic partners with access to insurers, self-insured employers and other health care organizations that could use the MPR system; and,

•	Establish MPR in selected key reference accounts in geographic markets throughout the U.S., creating a delivery system to perform the tests as and where needed.

PROPERTIES

IMS' principal offices are currently located at 14841 Yorba Street, Suite 101, Tustin, California, 92780. IMS has entered into a lease pursuant to which it leases approximately 1,000 square feet at a monthly rent of $1,700.

LEGAL PROCEEDINGS

Neither IMS, nor its management is a party to any litigation, whether routine or incidental to its business, or otherwise.

EMPLOYEES

IMS currently has 6 full time employees.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information regarding the directors and executive officers of Brighton and IMS. The officers and directors of Brighton are expected to resign upon consummation of the merger.

BRIGHTON

Set forth below is information regarding the officers and directors of the Brighton.

Name	Age	Position with Brighton

Michael Curtis(1) 161 Des Cetres St. Eustache, Quebec Canada J7R 4V7	50	President, Director, Chief Financial Officer

Christine Lefebvre 161 Des Cetres St. Eustache, Quebec Canada J7R 4V7	44	Secretary, Director

(1) May be deemed "Promoters" of Brighton, as that term is defined under the Securities Act of 1933.

Biography

Michael Curtis has been President, Chief Financial Officer and director of Brighton since August 2004. In 1993, Mr. Curtis founded Cardwell Capital Corporation, a private investment and trading firm. Mr. Curtis has served as president of Cardwell since 1993. He is the husband of Marie Lefebvre, Secretary and a director of Brighton.

Christie Lefebvre has been Secretary and a director of Brighton since August 2004. Since 1990, Ms. Lefebvre has been Controller of Groupe Lefebvre MRP Inc., a road construction company located in Canada. She is the wife of Michael Curtis, President, CFO and a director of Brighton.

IMS

Set forth below is information regarding the officers and directors of IMS:

Name	Age	Position with IMS

Wayne D. Cockburn	48	Chief Executive Officer and Chief Financial Officer, and Director

Stephen Schectman, Ph.D.	54	President, Chief Operating Officer, and Director

Alan J. Goldman, MD	57	Vice President, Clinical and Medical Affairs

Steeve Asselin	42	Vice President, Research and Development

George Angelidis	59	Director

Donald Paterson	71	Director and Chairman of the Board of Directors

Louis J. Rupnik	63	Director

Biography

Wayne Cockburn - CEO, CFO, Director: Mr. Cockburn joined IMS in September 2003. Prior to IMS, Mr. Cockburn was President at MPR Health Systems from January 2002 until September 2003 and Executive Vice President from January 2000 until January 2002. From January 1995 to December 1999, Mr. Cockburn was Vice President, Business Development for Lorus Therapeutics, a public biotechnology company. Mr. Cockburn’s background includes strategic planning, corporate finance, corporate partnering, corporate governance and mergers and acquisitions. Mr. Cockburn has served on the board of directors of several private and public companies. Mr. Cockburn currently serves on the board of directors of MPR Health Systems, Inc.

Stephen Schectman, Ph.D. - President and COO, Director: Mr. Schectman joined IMS on January 1, 2004. Immediately prior to joining IMS, Mr. Schectman was a partner in NewHealth Solutions Group, a healthcare consulting firm. From June 1996 until February 2003, Mr. Schectman was Senior Director, Health Care Strategy Unit at Schering-Plough, and Vice-President, Business Development, Schering MyHealth Solutions, Inc. Mr. Schectman’s experience includes positions of Senior Management Associate of JRB Associates, Inc., Director, Washington Office for IMS Americas Ltd., President, Alpha 1 Biomedicals, Inc., President, Research Data Corporation, President & CEO, Large Scale Biology Corporation, Executive Vice President & Founder, the Encore Group, Consultant for Medco Containment Services, Inc., and Managing Partner for Hudson Bio Capital, Inc. He has served on the board of directors of several private and public companies.

Mr. Schectman holds a BS in Biology and General Science from Randolph-Macon College, a Doctor of Philosophy in Physiological Psychology from the University of Tennessee, and a Special Research Fellowship at Georgetown University of Medicine, Department of Medical Physiology.

Alan Goldman, M.D. - Vice President, Clinical and Medical Affairs: Dr. Goldman joined IMS in September 2003. Prior to joining IMS, Dr. Goldman was a practicing Board Certified neurologist for 27 years and an Associate Clinical Professor of Neurology at the University of California (Irvine). Through his practice, Dr. Goldman attained extensive experience with work-related injuries. He served as a neurology consultant to numerous insurers and served for four years on the Medical Advisory Board of Blue Cross. Dr. Goldman serves as an expert witness in workers’ compensation and general liability litigation matters. His Workers Compensation appointments include Independent Medical Examiner for the State of California in 1990, Qualified Medical Evaluation, State of California in 1991 and Agreed Medical Evaluator, State of California in 1992. Dr. Goldman is also a member of the American Academy of Neurology, the Orange County Medical Association, the California Medical Association, the Utah Medical Association and the Orange County Neurological Society.

At IMS, Dr. Goldman is responsible for all the clinical and medical affairs of the Company.

Steeve Asselin - Vice President, Research and Development: Prior to joining IMS in September 2003, Mr. Asselin was the Director of the Biomechanics Lab at HealthSouth Inc. from September 2000 to December 2002. Mr. Asselin was responsible for the development of the Biomechanics Lab at HealthSouth to enhance and support the clinical programs and services of the company. From May 1994 until September 1999, Mr. Asselin was Research Coordinator at Spinex Medical Technologies. From February 1992 until March 1994, Mr. Asselin was Director, Clinical and Spinoscopy Affairs with a physician group in Boston, Mass. Prior to that, Mr. Asselin was a Research Assistant at Spinex Medical Technologies from September 1989 until February 1992. Mr. Asselin is coauthor of six scientific publications dealing with back injuries and back function and author and/or coauthor of approximately 30 scientific abstracts.

George D. Angelidis - Director: Mr. Angelidis has been the President of Hospital Network, Inc., a partnership initially consisting of 6 Michigan-based hospitals, since 1998. Since that time Mr. Angelidis has expanded Hospital Network to 17 hospitals by adding 11 new hospital members and structuring a new entity, Hospital Network Healthcare Services L.L.C. He is directly responsible for the company's mobile MRI, bone density and TUMT services, mobile Occupational Wellness, and Medical Waste Disinfection programs. Additionally, the Network is providing medical record scanning and archiving, a regional PACs archiving service, and a member Telehealth service. Mr. Angelidis also manages three affiliated ventures for the fifteen healthcare partners.

Prior to joining Hospital Network, Mr. Angelidis spent eighteen years with Eastman Kodak Company where his most recent position was Senior Technical Sales Representative for the Health Sciences Division. Mr. Angelidis spent time with Picker International in Cleveland, Ohio as their Regional Sales Manager, Manager Group Accounts and Zone Sales Manager and was responsible for over five hundred million dollars in annual sales.

Prior to Picker International, Mr. Angelidis was Vice President of Sales and Manager at King’s Medical in Hudson, Ohio where he gained experience in capital equipment programs. Once introduced to mobile services Mr. Angelidis spent five years with Medical Consultants Imaging, Co. located in Cleveland as Vice President of Sales, Marketing and Business Development. Medical Consultants Imaging Co. was the first joint venture partner of Hospital Network in 1986.

Donald W. Paterson - Director: Since May 1986, Mr. Paterson has been President of Cavandale Corporation, a company principally engaged in providing strategic corporate consulting to emerging growth companies within the technology and healthcare industries. Prior to founding Cavandale Corporation, Mr. Paterson was a Director and Vice-President of Wood Gundy Inc., a Canadian investment bank, from Jan. 1982 to Sep. 1988 where he was directly involved in leading the firm’s activities in financing Canadian and international high technology companies. Mr. Paterson currently serves on the board of directors of Angoss Software Corp., EFOS Corp., Lorus Therapeutics Inc., Homeservice Technologies Inc., Inc., NewGrowth Corp., Telepanel Systems Inc., Utility Corp. and Impatica Inc. Mr. Paterson also serves on the board of directors of MPR Health Systems, Inc.

Louis J. Rupnik - Director: Mr. Rupnik is president of Top Line, LLC, a strategy consulting firm and on the Board of Advisors at IQ Venture Partners.

Mr. Rupnik has a diversified operating career with imaging and service businesses as both an entrepreneur and a Fortune 100 executive. Until February, 2004, he was Vice President of Strategy and New Business Development for the Commercial Imaging Group of the Eastman Kodak Company. In this role, he was responsible for strategy development for all digital printing, scanning, services, and satellite imaging business units within the Group.

As a Senior Vice President and Corporate Officer at Xerox, he led the $400 million acquisition of XL Connect, a national systems integration firm. Prior to Xerox, he was President and COO of SHL Systemhouse (today, owned by EDS), a $1.4 billion provider of client-server systems integration and technology outsourcing services. Prior to SHL, Mr. Rupnik held senior operating positions at Moore Corporation, a $2.6 billion Canadian company (today, owned by R.R. Donnelley). As Group President, he led the transformation of the paper forms company into businesses involved in direct mail/marketing, business process outsourcing of statements for banks and brokerage firms, and on-line/print services for national real estate MLS firms. Under his tenure the businesses grew to $500 million per year in revenues and were the most profitable in the Corporation.

Early in his career, Mr. Rupnik was a co-founder of the New York City office of Korn/Ferry International following a brief career at Exxon Chemical Company.

Mr. Rupnik holds a Masters of Science Degree in Industrial Administration from the Krannert School at Purdue University and a BS Degree in Chemical Engineering from Georgia Tech.

The term of office for each of the Company's directors is one year.

Executive Compensation

BRIGHTON

Brighton has not compensated any officers, directors or employees to date.

IMS

The following summary compensation table sets forth compensation information for services performed during the fiscal years ended December 31, 2004 and 2003 by IMS’ executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal	Fiscal	Annual
Position	Year	Compensation

Wayne D. Cockburn	2004	$60,000
	2003	$17,500
	2002	$0

Stephen Schectman	2004	$60,000
	2003	$0
	2002	$0

Alan J. Goldman, M.D.	2004	$60,000
	2003	$17,500
	2002	$0

Steeve Asselin	2004	$60,000
	2003	$17,500
	2002	$0

DESCRIPTION OF SECURITIES

BRIGHTON

Common Stock

Brighton is authorized to issue thirty million (30,000,000) shares of common stock, $.0001 par value per share, of which 500,000 shares are issued and outstanding as of the date of this prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of Brighton; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provision applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

All shares of common stock being reconfirmed are fully paid for and non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of common stock of Brighton do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Brighton if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of Brighton’s directors.

Reports to stockholders

Brighton intends to furnish its stockholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. Brighton’s fiscal year ends on April 30th. After the merger, Brighton will adopt IMS' fiscal year end of December 31.

Dividends

Brighton was only recently organized, has no operating activities which generate earnings, and has paid no dividends to date. Since the Company was formed as a blank check company with its only intended business being the search for an appropriate business combination, Brighton does not anticipate having any earnings until such time that a business combination is reconfirmed by the stockholders. However, there are no assurance that upon the consummation of a business combination, Brighton will have earnings or issue dividends. Therefore, it is not expected that cash dividends will be paid to stockholders until after a business combination is reconfirmed.

IMS

IMS is authorized to issue 50,000,000 shares of common stock, $0.0005 par value, of which 13,981,000 shares were issued and outstanding as of December 31, 2004. Each outstanding share of common stock of IMS is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of shares of IMS do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so chose. In such event, the holders of the remaining shares will not be able to elect any of IMS's directors. IMS's current shareholders will own approximately 96.7% of the common shares outstanding after the merger.

Preferred Stock

IMS is authorized to issue 10,000,000 shares of preferred stock, $.0005 par value. The preferred stock may be issued in one or more series and with such designations, rights, preference, privileges, qualifications, limitations and restrictions as shall be stated and expressed in a resolution of the Board of Directors providing for the creation and issuance of such preferred stock. There are no shares of preferred stock issued or outstanding.

Dividends

IMS has paid no dividends to date.

Employee Stock Option Plan

IMS adopted an employee stock option plan on October 1, 2003. There are currently 4,173,600 options outstanding. Each option may be exercised at $.25 per share of common stock. There are 676,400 options which have not year been allocated. The Option Plan will terminate on December 30, 2007.

Transfer Agent

IMS has appointed Capital Transfer Agency Inc. as the Transfer Agent after the merger.

PRINCIPAL SHAREHOLDERS

BRIGHTON

The following table sets forth certain information regarding the beneficial ownership of the Brighton’s common stock as of the date of this Prospectus by (i) each person known to Brighton to beneficially own 5% or more of Brighton’s common stock, (ii) each director of Brighton and (iii) all directors and executive officers of Brighton as a group. All information with respect to beneficial ownership has been furnished to Brighton by the respective director, executive officer or 5% shareholder, as the case may be.

	Amount and Nature of Beneficial Ownership Prior to the Merger		Amount and Nature of Beneficial Ownership After the Merger

	Number	Percent	Number	Percent

Michael Curtis 161 Des Cetres St. Eustache, Quebec Canada J7R 4V7	225,000	75%	225,000	1.6%

Geng Yannan c/o Monita Mo 275 Fifth Avenue, Suite 703 New York, New York	25,000	8.3%	25,000.02%

Gusheng Zhou c/o Monita Mo 275 Fifth Avenue, Suite 703 New York, New York	25,000	8.3%	25,000.02%

Qiang Liu c/o Monita Mo 275 Fifth Avenue, Suite 703 New York, New York	25,000	8.3%	25,000.02%

IMS

The following table sets forth certain information regarding the beneficial ownership of the IMS's common stock as of the date of this prospectus by (i) each person known to IMS to beneficially own 5% or more of IMS's common stock, (ii) each director of IMS and (iii) all directors and executive officers of IMS as a group. All information with respect to beneficial ownership has been furnished to IMS by the respective director, executive officer or 5% shareholder, as the case may be.

	Amount and Nature of Beneficial Ownership Prior to the Merger		Amount and Nature of Beneficial Ownership After the Merger

	Number	Percent	Number	Percent

Wayne Cockburn 23 Valley Trail Newmarket, Ontario Canada L3Y 4V8	9,060,200(1)	62.7%	9,060,200	60.1%

Elisa Vespa 73 Richmond Street West Suite 312 Toronto Ontario Canada M5H 4V8	900,000	6.2%	900,000	6.2%

Stephen Schectman 609 West South Orange Ave Unit 4D South Orange, NJ 07079	915,000(3)	6.3%	915,000	6.1%

Alan Goldman, MD P.O. Box 981298 Park City, UT 84098-1298	511,000(4)	3.5%	511,000	3.4%

Steeve Asselin 930, rue De Calais Mont-Saint-Hilaire, Que. J3H 4R1	412,200	2.9%	412,200	2.8%

Louis J. Rupnik 23 Perkus Road Greenwich, Connecticut	280,000(6)	1.9%	280,000	1.9%

George Angelidis 6212 American Avenue Portage, MI 49002	280,000(7)	1.9%	280,000	1.9%

Donald Paterson (2) 24 Elgin Avenue Toronto, Ontario Canada M5R 1G6	8,410,000	58.2%	8,410,000	56.2%

All Officers and Directors as a Group (6 people)	10,528,200	72.8%	10,528,200	70.3%

(1)
Of these shares 8,000,000 are held by MPR Health Systems; Mr. Cockburn may be deemed to share voting and investment power with respect to these shares by virtue of being a director and the chief executive officer of that corporation. Mr. Cockburn also holds options to purchase 1,060,200 shares of IMS common stock, all of which may be exercised over the next 60 days.

(2)
Includes 8,000,000 shares held by MPR Health Systems, of which Mr. Paterson may be deemed to share voting and investment power with respect to these shares by virtue of being a director of that corporation, and options to purchase 310,000 shares of common stock all of which may be exercised over the next 60 days.

(3)	Represents options to purchase shares of common stock held by Mr. Schectman.

(4)	Represents options to purchase shares of commons stock held by Dr. Goldman.

(5)	Represents options to purchase shares of commons stock held by Mr. Asselin.

(6)	Represents options to purchase shares of commons stock held by Mr. Rupnik.

(7)	Represents options to purchase shares of commons stock held by Mr. Angelidis

Certain Transactions

Brighton was incorporated in the State of Delaware on May 28, 2002. Brighton was formed as a vehicle to pursue a Business Combination. Since inception, the primary activity of Brighton has been directed to organizational efforts, obtaining initial financing, and efforts intended to identify possible Business Combinations.

Brighton's initial public offering consisted of 200,000 shares of common stock being offered at a purchase price of $.50 per share. The offering closed on August 12, 2004. These shares are being held in escrow pursuant to Rule 419.

Between May 28, 2003 and June 5, 2003 Brighton sold 300,000 shares of common stock to three shareholders at $.10 per share.

On August 6, 2004, the three major shareholders each sold 75,000 shares to Michael Curtis in a private transaction. On August 6, 2004, Geng Yannan, Gusheng Zhou and Monita Mo resigned and Michael Curtis and Christine Lefebvre were elected as directors and officers of Brighton.

LEGAL MATTERS

An opinion as to the validity of the securities offered hereby has been passed upon for Brighton by Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York, counsel to Brighton. Schonfeld & Weinstein, L.L.P. is a shareholder of Brighton. No proceeds of Brighton’s initial public offering were paid to Schonfeld & Weinstein, L.L.P.

EXPERTS

The balance sheets of Brighton as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, and for the period from May 28, 2002 (date of inception) through December 31, 2004 included in this prospectus and incorporated by reference in the registration statement, have been audited by Michael T. Studer, CPA, P.C., independent auditor, as stated in his report appearing in this prospectus and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of IMS as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended included in this Prospectus and incorporated by reference in the registration statement, have been audited by Farber & Hass, LLP, independent registered accountants, as stated in their report appearing in this prospectus and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The financial statements and other financial information appearing in this Registration Statement were prepared by the management of Brighton and IMS, which are responsible for the integrity and objectivity of the information for their respective companies. The financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and therefore include amounts that are based on information, judgments and management's best estimates.

The management of each company maintains a system of internal accounting controls and procedures, which management believes is adequate under the circumstances. The system is intended to provide reasonable assurance, in relation to reasonable cost, that transactions are executed in accordance with management's authorization, are recorded properly and accurately, and that accountability for assets is maintained. These controls are supported by management's commitment to the integrity of the system.

The financial statements of IMS for the years ended December 31, 2004 and 2003, have been audited by Farber & Hass, LLP, independent registered accountants. The financial statements of Brighton for the years ended December 31, 2004 and 2003, have been audited by Michael T. Studer, CPA, P.C., independent certified public accountant, to the extent required by generally accepted auditing standards. Their role is to form an independent judgment as to the fairness with which the statements present the financial condition and the results of its operations of each entity for the periods presented. While the independent registered accountants make selective tests of procedures and controls, it is neither practicable nor necessary for them to scrutinize all of an entity's transactions. Their auditors' report appears with the respective financial statements. The ultimate responsibility for the financial statements of Brighton and IMS remains with management. The auditor’s responsibility is to express their opinion on the overall financial statement presentation.

LITIGATION

Brighton knows of no litigation pending, threatened or contemplated, or unsatisfied judgments against it, or any proceedings in which it is a party. Brighton knows of no legal actions pending or threatened or judgments entered against Brighton’s officer and directors in their capacity as such.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Articles of Incorporation of Brighton provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Delaware. The Articles of Incorporation also limit the personal liability of Brighton’s directors to the fullest extent permitted by the Delaware Law. The Delaware General Corporations Law contains provisions entitling directors and officers of Brighton to indemnification from judgments, fines amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Brighton, provided said officers or directors acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Brighton pursuant to the foregoing provisions, or otherwise, Brighton has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Brighton of expenses incurred or paid by a director, officer or controlling person of Brighton in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Brighton will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FURTHER INFORMATION

Brighton has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Brighton and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission or at the Commission's web site: www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

FINANCIAL STATEMENTS - IMS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Of Impact Medical Solutions, Inc.

We have audited the accompanying balance sheet of Impact Medical Solutions, Inc. (the “Company”), a development stage company, formerly known as Business Advantage No. 1 Inc., as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has not earned any revenue and has incurred substantial operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Farber & Hass, LLP
Camarillo, California
March 25, 2005

Balance Sheets

December 31,
2004
ASSETS
Current assets
Cash and equivalents	$ 329,268
Prepaid expenses	10,483

Total current assets	339,751

Furniture and equipment, net of accumulated depreciation	12,953

Patent, net of accumulated amortization	460,784
$ 813,488

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Loans from director, net of unamortized discount of $3,177	$ 117,315
Accounts payable	78,784
Accrued expenses	19,702
Accrued vacation	41,309
Accrued salaries	20,000
Total current liabilities	277,110

Long-term debt
Note payable	43,613
Total long-term debt	43,613

Commitments and contingencies	-

Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.0005 par value,
no shares issued and outstanding	-
Common stock, 50,000,000 shares authorized, $.0005 par value,
13,981,000 shares issued and outstanding	6,991
Additional paid-in capital	1,402,795
Deficit accumulated during the development stage	(917,021)
Total shareholders' equity	492,765
$ 813,488

The accompanying notes are an integral part of these consolidated financial statements.

Statements of Operations

			(Unaudited)
			Cumulative
			from inception
			(October 20, 1997)
	Year ended December 31,		to December 31,
	2004	2003	2004

Costs and expenses:

Research and development	$ 119,372	$ 47,917	$ 167,289
Medical and clinical	149,346	42,879	192,225
General and administrative	456,017	89,139	547,906

Operating loss	724,735	179,935	907,420

Other income (expense):

Interest expense	(7,031)	(292)	(7,323)

Interest income	118	4	122

	(6,913)	(288)	(7,201)

Loss before provision for taxes	731,648	180,223	914,621

Provision for taxes	1,600	800	2,400

Net loss	$ 733,248	$ 181,023	$ 917,021

Basic and diluted net loss per share	$ (0.05)	$ (0.03)

Basic and diluted weighted average number
of common shares outstanding	13,397,445	5,926,082

The accompanying notes are an integral part of these consolidated financial statements.

Statements of Cash Flows

			(Unaudited)
			Cumulative
			from inception
			(October 20, 1997)
	Year ended December 31,		to December 31,
	2004	2003	2004
Cash flows from operating activities:
Net loss	$ (733,248)	$ (181,023)	$ (917,021)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	32,720	10,306	43,026
Amortization of loan discount	1,048	-	1,048
Issuance of stock options for services	5,009	-	5,009
Decrease (increase) in prepaid expenses	3,590	(14,073)	(10,483)
Increase (decrease) in accounts payable	46,533	32,251	78,784
Increase (decrease) in accrued expenses	45,566	35,445	81,011
Net cash used by operating activities	(598,782)	(117,094)	(718,626)

Cash flows from investing activities:
Capital expenditures	(885)	(15,878)	(16,763)
Net cash used by investing activities	(885)	(15,878)	(16,763)

Cash flows from financing activities:
Proceeds from loans from director	120,492	-	120,492
Payments on note payable	(3,387)	(53,000)	(56,387)
Issuance of common stock, net of costs	562,398	435,404	1,000,552
Net cash provided by financing activities	679,503	382,404	1,064,657

Net increase (decrease) in cash	79,836	249,432	329,268
Cash, beginning of period	249,432	-	-
Cash, end of period	$ 329,268	$ 249,432	$ 329,268

Non-cash investing and financing activities:
Issuance of common stock & note payable for patent	$ -	$ 500,000	$ 500,000
Issuance of warrants with note payable	$ 4,225	$ -	$ 4,225

The accompanying notes are an integral part of these consolidated financial statements.

Statements of Shareholders' Equity
From Inception (October 20, 1997) to December 31, 2004

	Common Stock			Accumulated
			Additional	During the	Total
	Number		Paid-in	Development	Shareholders'
	of Shares	Total	Capital	Stage	Equity
Initial capitalization	3,000,000	$ 1,500	$ 1,250	$ -	$ 2,750
Net loss for 1997	-	-	-	(2,750)	(2,750)
Balance, December 31, 1997 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 1998	-	-	-	-	-
Balance, December 31, 1998 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 1999	-	-	-	-	-
Balance, December 31, 1999 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 2000	-	-	-	-	-
Balance, December 31, 2000 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 2001	-	-	-	-	-
Balance, December 31, 2001 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 2002	-	-	-	-	-
Balance, December 31, 2002 (Unaudited)	3,000,000	1,500	1,250	(2,750)	-
Net loss for 2003	-	-	-	(181,023)	(181,023)
Shares issued for patent	8,000,000	4,000	396,000	-	400,000
Shares issued for cash
net of share issue costs of $86,096	2,086,000	1,043	434,361	-	435,404
Balance, December 31, 2003	13,086,000	6,543	831,611	(183,773)	654,381
Net loss for 2004	-	-	-	(733,248)	(733,248)
Stock option costs	-	-	5,009	-	5,009
Warrants issued with loans payable	-	-	4,225	-	4,225
Shares issued for cash
net of share issue costs of $17,602	895,000	448	561,950	-	562,398
Balance, December 31, 2004	13,981,000	$ 6,991	$ 1,402,795	$ (917,021)	$ 492,765

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2004

1.	Organization and summary of significant accounting policies

Organization and Line of Business

Impact Medical Solutions, Inc. (a development stage company) (the "Company" or “IMS”), a Nevada corporation, was incorporated on October 20, 1997 as Business Advantage No.1, Inc. On October 1, 2003, the Company changed its name to Impact Medical Solutions, Inc. On September 9, 2003, IMS acquired a patent from MPR Health Systems, Inc., a California corporation; a patented medical information system called Muscle Pattern Recognition (“MPR”) with a value of $500,000.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States that contemplate continuation of the Company as a going concern. However, during the years ended December 31, 2004 and 2003, the Company incurred a net loss of $723,253 and $ 182,417 respectively, and is in the development stage at December 31, 2004. The Company has not earned any revenue since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's clinical development program and its transition to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. In view of these matters, realization of a major portion of the assets in the accompanying balance sheets is dependent upon the Company's ability to meet its financing requirements and the success of its plans to sell its products.

In addition to the capital raised in 2004 through private equity offerings, the Company is negotiating with several investors about raising additional capital through private placement offerings. Management of the Company believes that its current cash on hand plus the additional capital that is expected to be raised in the future will be sufficient to cover its working capital needs until the Company's sales volume reaches a sufficient level to cover operating expenses.

Development Stage Company

The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. The Company has not generated any material revenues throughout its history. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

Cash and equivalents, other cash flow statement supplemental information and concentration of risk

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits. The Company believes that its loss exposure is limited.

No income taxes have been paid since inception. Interest payments of $5,982 and $292 were made in 2004 or 2003.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Furniture and Equipment

Furniture and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which is 5 years.

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. When furniture and equipment are retired or disposed of, the related costs and accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in operations.

Patent

Patent consist of U.S. Patent No. 6,280,395 and legal fees incurred in maintaining the patent for the Company's product. These costs are amortized over a period of seventeen years using the straight-line method.

Long-lived Assets

Long-lived assets (primarily furniture and equipment and patents) are reviewed annually for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Research and Development Costs

Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB Statement No. 2, “Accounting for Research and Development Costs”.

Income Taxes

The Company accounts for income taxes under the liability method required by SFAS No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Net Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include dilutive options, warrants and other potential common stock outstanding during the period.

Stock-based Compensation

The Company has elected to adopt the provisions of SFAS 123 and has measured compensation cost related to stock options issued to employees at their fair value using the Black-Scholes method. Stock based compensation issued to persons other than employees is also reflected in the financial statements at fair value computed using the Black-Scholes method. The fair value of the 4,173,600 options granted during 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 2.71%; volatility of 25% and a weighted fair value of $.0012. Total compensation included in the accompanying financial statements was $5,009.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. For certain of the Company's financial instruments, including cash, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for notes payable of similar maturities are substantially the same.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after December 15, 2005. The Company does not expect the adoption of SFAS 123R to have a material effect on the financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29 (“SFAS 153”). SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material effect on its financial statements.

2.	Furniture and equipment

2004

Furniture and equipment	$ 16,763
Less accumulated depreciation	(3,810)
$ 12,953

3.	Patents

2004
Patents
	Gross carrying amount	$ 500,000
	Accumulated amortization	$ 39,216
	Amortization expense	$ 29,412

4.	Loans from director

From July through October 2004, the Company borrowed a total of $120,492 from one of its directors. The loans bear interest at 2% and matured November 1, 2004. The director was also granted 211,270 Series A warrants at $.50 per share. The fair value of the warrants using the Black-Scholes valuation method totaled $4,225 at the time of issuance, and is reflected as a discount on the loans in the accompanying financial statements. The discount is being amortized over the life of the loan as interest expense. In February 2005, the due date of the loans was extended to July 31, 2005 in exchange for 100,000 Series B warrants.

5.	Note payable

In 2003, the Company purchased a patent from MPR Health Systems, Inc. for 8,000,000 shares of the Company’s common stock and a 5-year $100,000 Demand Promissory Note (the “Note”). The Note bears interest at 2% and is due and payable on August 23, 2008.

6.	Shareholders’ equity

Stock splits

In April 2000, the Board of Directors approved a 7 for 1 stock split. In March 2003, the Board approved a 3 for 7 reverse stock split. Per-share amounts in the accompanying financial statements have been adjusted for these splits.

Preferred stock

Preferred stock may be issued in any one or more series, and any series shall be comprised of such number of shares and may have such voting powers and such designations, preferences and rights as shall be stated and expressed in resolutions of the Board of Directors of the Company. To date, the Board has not designated any series of preferred stock.

Common stock issuances

In 1997, the Company issued 3,000,000 shares of common stock for $2,750.

In 2003, the Company sold 2,086,000 shares of common stock for $.25 per share or a total of $521,500 in connection with a private placement. Costs relating to these shares totaled $86,096. A Series ‘A’ Warrant was issued with each share sold. Holders of the Series ‘A’ Warrants are entitled to purchase additional shares of common stock at $0.50 per common share prior to September 9, 2008.

During 2003, the Company also issued 8,000,000 shares of common stock and a $100,000 Promissory Note for a patent of MPR Health Systems, Inc.

Between January and June of 2004, the Company sold 420,000 shares of common stock for $.25 per share, for a total of $105,000 in a private placement. A Series ‘A’ Warrant was issued with each share sold. Holders of the Series ‘A’ Warrants are entitled to purchase additional shares of common stock at $0.50 per common share prior to September 9, 2008. Between September and November of 2004, the Company sold 475,000 shares for $1.00 per share or a total of $475,000 in a private placement. A Series ‘B’ Warrant was issued with each share sold. Holders of the Series ‘B’ Warrants are entitled to purchase additional shares of common stock at $1.00 per common share prior to July 31, 2007. Costs relating to shares sold in 2004 totaled $17,602.

Warrants

During 2003, the Company issued 2,086,000 Series ‘A’ common stock purchase warrants in connection with a private placement.

During, 2004, the Company issued 420,000 Series ‘A’ common stock purchase warrants and 475,000 Series ‘B’ common stock purchase warrants in connection with private placements.

In addition, the Company issued 211,270 Series ‘A’ common stock purchase warrants along with loans payable. See note 4.

Stock options

In October 2003, the Company adopted the Stock Option Plan (the "2003 Plan"), which was also approved by its stockholders in October 2003. The purpose of the 2003 Plan is to attract, retain, and motivate certain key employees of the Company by giving them incentives which are linked directly to increases in the value of the common stock of the Company. Each director, officer, employee, or consultant of the Company is eligible to be considered for the grant of awards under the 2003 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2003 Plan was increased on March 19, 2004 from 2,250,000 to 4,850,000, subject to certain adjustments to prevent dilution. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2003 Plan. Grants under the 2003 Plan are exercisable at the market value of the Company's stock on the date of such grant. All options under the 2003 Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. No options were granted in 2003 and a total of 4,173,600 were granted on March 10, 2004. The grant price was $.25, with 2,120,000 options vesting immediately and the remaining 2,053,600 options vesting on March 10, 2005. The options expire on March 10, 2014, and all options remain outstanding at December 31, 2004.

7.	Income taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets are reduced by a valuation allowance when deemed appropriate. For 2004 and 2003 there is no difference between income tax expense and the amount computed by applying the federal statutory income tax rate.
At December 31, 2004, the Company has a net operating loss carryforward for federal tax purposes of approximately $888,000, which, if unused to offset future taxable income, will begin to expire in 2023.

The Company had deferred tax assets of $302,000 at December 31, 2004, relating to its net operating loss. A valuation allowance has been recognized to offset the entire related deferred tax asset due to the uncertainty of realizing the benefit. The valuation allowance increased $241,000 in 2004, primarily related to the net taxable loss.

8.	Basic and diluted net loss per share

The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	2004	2003
Basic and diluted loss per share:

Numerator
Net loss	$ (733,248)	$ (181,023)

	$ (733,248)	$ (181,023)
Denominator
Basic and diluted weighted average number of
common shares outstanding during the period	13,397,445	5,926,882

Basic and diluted loss per share	$ (0.05)	$ (0.03)

Incremental common shares (not included in denominator
of diluted earnings per share calculation due to their
antidilutive nature) attributable to exercise/conversion of:
Outstanding options	4,173,600	-
Outstanding warrants	3,192,270	2,086,000

	7,365,870	2,086,000

9.	Commitments and contingencies

Lease

The Company is obligated under an operating lease for office space expiring August 31, 2005. The aggregate minimum future payments under this lease are $13,520 for the year ending December 31, 2005. Rent expense charged to operations totaled $23,877 in 2004 and $12,077 in 2003.

10.	Subsequent events (Unaudited)

Subsequent to the balance sheet date, the Company had the following significant financial transactions:

•	The Company received $462,500 in additional capital from investors and issued an additional 462,500 Series ‘B’ Warrants.

•
In February 2005, the Company issued 1,000,000 Series ‘B’ Warrants to purchase common stock in exchange for strategic partnering consulting services in Europe. The warrants have an exercise price of $1.00 per share and expire on July 31, 2007.

•	An additional 537,500 Series ‘B’ Warrants were issued for consulting services in March 2005.

FINANCIAL STATEMENTS - BRIGHTON

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders of
Brighton Investment Holding Co., Inc.

I have audited the accompanying balance sheets of Brighton Investment Holding Co., Inc. (the Company), a development stage company, as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003 and for the period May 28, 2002 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brighton Investment Holding Co., Inc., a development stage company, as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 and for the period May 28, 2002 (date of inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
March 25, 2005, except for the third, fourth and fifth paragraphs of Note 6, as to which the date is April 22, 2005

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)
Balance Sheets

	December 31,
	2004	2003
Assets
Current assets:
Cash	$4,320	$10,681
Restricted cash held in escrow account	100,000	-

Total current assets	104,320	10,681

Other assets:
Deferred offering costs	-	16,500

Total assets	$104,320	$27,181

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$151	$-

Total current liabilities	151	-

Other liabilities	-	-

Total liabilities	151	-

Common stock subject to possible redemption;
200,000 shares at redemption value	90,000	-

Stockholders' equity:
Preferred stock, $.0001 par value;
5,000,000 shares authorized, none issued	-	-
Common stock, $.0001 par value; 30,000,000 shares
authorized, issued and outstanding 500,000 shares
(including 200,000 shares subject to possible
redemption) and 300,000 shares, respectively	50	30
Additional paid-in capital	29,950	29,970
Deficit accumulated during the development stage	(15,831)	(2,819)

Total stockholders' equity	14,169	27,181

Total liabilities and stockholders' equity	$104,320	$27,181

See notes to financial statements.

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)
Statements of Operations

			Cumulative During
			the Development Stage
	Year Ended December 31,		(May 28, 2002 to
	2004	2003	December 31, 2004)

Revenues	$-	$-	$-

Expenses:
General and administrative	13,012	1,831	15,831

Total expenses	13,012	1,831	15,831

Net loss	$(13,012)	$(1,831)	$(15,831)

Net loss per share, basic and diluted	$(0.03)	$(0.01)

Weighted average number of common
shares outstanding, basic and diluted	383,333	300,000

See notes to financial statements.

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)
Statements of Changes in Stockholders' Equity

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Sale of common stock to three
investors (two of which are both an
officer and a director of the Company)
at a price of $.10 per share	300,000	$30	$29,970	$-	$30,000

Net loss for the period May 28, 2002
to December 31, 2002	-	-	-	(988)	(988)

Balances, December 31, 2002	300,000	30	29,970	(988)	29,012

Net loss for the year ended
December 31, 2003	-	-	-	(1,831)	(1,831)

Balances, December 31, 2003	300,000	30	29,970	(2,819)	27,181

Capital contribution in June 2004	-	-	10,000	-	10,000

Sale of common stock (subject to
possible redemption) in public
offering closed in July 2004
($100,000 gross proceeds less
$90,000 subject to possible
redemption less offering
costs of $20,000)	200,000	20	(10,020)	-	(10,000)

Net loss for the year ended
December 31, 2004	-	-	-	(13,012)	(13,012)

Balances, December 31, 2004	500,000	$50	$29,950	$(15,831)	$14,169

See notes to financial statements.

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)
Statements of Cash Flows

			Cumulative During
			the Development Stage
	Year Ended Deecmber 31,		(May 28, 2002 to
	2004	2003	December 31, 2004)

Cash flows from operating activities:
Net loss	$(13,012)	$(1,831)	$(15,831)
Changes in assets and liabilities:
Accounts payable and accrued expenses	151	(587)	151

Net cash used for operating activities	(12,861)	(2,418)	(15,680)

Cash flows from investing activities	-	-	-

Cash flows from financing activities:
Proceeds from sales of common stock	-	17,500	30,000
Capital contribution	10,000	-	10,000
Deferred offering costs incurred	(3,500)	(5,000)	(20,000)

Net cash provided by financing activities	6,500	12,500	20,000

Net increase (decrease) in cash	(6,361)	10,082	4,320

Cash, beginning of period	10,681	599	-

Cash, end of period	$4,320	$10,681	$4,320

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

Schedule of non-cash financing activity:
Restricted cash held in escrow account
received in connection with public offering
of common stock (subject to possible
redemption)	$100,000	$-	$100,000

See notes to financial statements.

BRIGHTON INVESTMENT HOLDING CO., INC.
(A Development Stage Company)
Notes to Financial Statements
For the Years Ended December 31, 2004 and 2003
and For the Period May 28, 2002 (Date of Inception)
to December 31, 2004

NOTE 1 - ORGANIZATION

Brighton Investment Holding Co., Inc. (“Brighton” or the “Company”) was incorporated in the State of Delaware on May 28, 2002. The Company is a “blank check” company seeking a suitable business to merge with or acquire.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The Company has been presented as a “development stage enterprise” in accordance with Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”. Since inception, the Company’s activities have been limited to organizational efforts, obtaining initial financing, conducting its public offering (see note 4), and searching for a business combination.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments - The Company’s financial instruments consist of cash and accounts payable and accrued expenses, which approximate fair value because of their short maturity.

Income taxes - Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net loss per common share - Basic and diluted net loss per common share has been calculated based upon the weighted average number of common shares outstanding.

NOTE 3 - STOCKHOLDERS’ EQUITY

In 2002, the Company sold 300,000 shares of its common stock at a price of $.10 per share, or $30,000 total. Three investors, two of which were both an officer and director of the Company, each executed a subscription agreement for the purchase of 100,000 shares. During the period ended December 31, 2002, the Company received $12,500 pursuant to the subscription agreements. In July 2003, the Company received the remaining $17,500 owed the Company pursuant to the subscription agreements.

On July 21, 2004, an investor purchased from the three stockholders of the Company a total of 225,000 shares of Company common stock. Also, on July 21, 2004, the three officers and directors of the Company resigned their positions and this investor and his wife were appointed new officers and directors of the Company.

NOTE 4 - PUBLIC OFFERING

On February 13, 2004, the Company’s registration statement involving a public offering of Company common stock (the ”Offering”) was declared effective by the Securities and Exchange Commission (the “SEC”). The Offering, which was completed in July 2004, was for the sale of 200,000 shares of the Company’s common stock at a purchase price of $.50 per share. The shares were sold exclusively by the Company in a self-underwritten offering on an all or none basis. The $100,000 in offering proceeds (less $10,000) will remain in escrow until the Company has completed a merger or acquisition according to the terms of Rule 419 of the Securities Act of 1933. In the event a merger or acquisition is not consummated by August 13, 2005, all escrowed funds, less 10%, will be returned to the public investors.

Rule 419 requires that offering proceeds after deduction for underwriting commissions, underwriting expenses and deal allowances and securities issued be deposited into an escrow or trust account (the “Deposited Funds” and “Deposited Securities”, respectively) governed by an agreement which contains certain terms and provisions specified by the Rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released to the Company and to the investors, respectively, only after the Company has met the following three basic conditions. First, the Company must execute an agreement(s) for an acquisition(s) meeting certain prescribed criteria. Second, the Company must file a post-effective amendment to the registration statement that includes the terms of a reconfirmation offer that must contain conditions prescribed by the rules. The post-effective amendment must also contain information regarding the acquisition candidate(s) and its business(es), including audited financial statements. The agreement(s) must include, as a condition precedent to their consummation, a requirement that the number of investors representing 80% of the maximum proceeds must elect to reconfirm their investments. Third, the Company must conduct the reconfirmation offer and satisfy all of the prescribed conditions, including the condition that investors representing 80% of the Deposited Funds must elect to remain investors. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer must include certain prescribed conditions that must be satisfied before the Deposited Funds and Deposited Securities can be released from escrow. After the Company submits a signed representation to the escrow agent that the requirements of Rule 419 have been met and after the acquisition(s) is consummated, the escrow agent can release the Deposited Funds and Deposited Securities. Investors who do not reconfirm their investments will receive the return of a pro-rata portion thereof; and in the event investors representing less than 80% of the Deposited Funds reconfirm their investments, the Deposited Funds will be returned to the investors on a pro-rata basis.

NOTE 5 - INCOME TAXES

No provisions for income taxes have been recorded since the Company has incurred losses since inception.

At December 31, 2004, deferred tax assets consist of:

Net operating loss carryforwards	$ 5,383
Less valuation allowance	(5,383)

Net	$ -

Based on management ‘s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $5,383 attributable to the future utilization of $15,831 of net operating loss carryforwards as of December 31, 2004 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at December 31, 2004. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforwards expire $988 in 2022, $1,831 in 2023, and $13,012 in 2024.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

NOTE 6 - AGREEMENT AND PLAN OF MERGER

On September 15, 2004, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) with Impact Medical Solutions, Inc. (“Impact”). Among other things, the Merger Agreement provides that, subject to satisfaction of certain conditions, Brighton and Impact will merge and each share of Impact Common Stock shall be converted into one share of Brighton Common Stock. The Merger Agreement also provides that consummation of the Merger (the “Closing”) shall be held on the second business day after satisfaction of the last to be satisfied of the conditions set forth in the Merger Agreement. The Merger Agreement also provides that either party may terminate the Merger Agreement if the Closing has not occurred on before December 31, 2004.

Among other things, the conditions required to be satisfied precedent to closing include (1) a Brighton Post-Effective Amendment being declared effective by the SEC and (2) Brighton shareholders representing a minimum of 80% of the offering proceeds of Brighton’s public offering reconfirming their investments in accordance with Rule 419 of the Securities Act of 1933 no later than August 13, 2005 (see note 4).

Impact is a healthcare technology company. If the merger is consummated, Brighton will be the surviving entity with current Impact shareholders owning approximately 14,458,560 shares of Brighton common stock, or approximately 96.7% of the surviving entity. Accordingly, the merger will be treated as a purchase acquisition of Brighton by Impact (a reverse acquisition).

According to audited financial statements provided Brighton, Impact had assets and stockholders’ equity as of December 31, 2004 of $813,488 and $492,765, respectively. For the years ended December 31, 2004 and 2003, Impact’s revenues were $0 and its net loss was $733,248 and $181,023, respectively.

Pro forma information as if the merger was consummated January 1, 2003 follows:

	Year Ended December 31,

	2004	2003

Revenues	$0	$0

Net loss	$(746,260)	$(182,854)

NOTE 7 - CONTINGENCY

The Company has been using its president’s residence as its office, at no cost to the Company. Although there is no agreement between the parties, management expects this arrangement to continue until a business combination is effected.

NOTE 8 - SUBSEQUENT EVENT

Restricted cash release - In March 2005, the escrow agent of the Company’s public offering transferred $10,000 of the restricted cash held in escrow account to the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation doubled if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of the Company's By-laws provides for the indemnification of the company's officers, directors, and corporate employees and agents under certain circumstances as follows:

Article XI provides that the Company will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, the Company will, to the fullest extend permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

Brighton may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of Brighton against any such expense, liability or loss, whether or not Brighton would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 25. EXPENSES OF ISSUANCE AND DISTRIBUTION

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being reconfirmed were approximately:

Escrow Fee	$1000
Securities and Exchange Commission
Registration Fee	$0
Legal Fees	$25,000
Accounting Fees	$3,000
Printing and Engraving	$2,000
Blue Sky Qualification Fees and Expenses	$1,000
Miscellaneous	$500
Transfer Agent Fee	$1000
TOTAL	$33,500

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

Brighton issued 300,000 shares between May 28, 2003 and June 5, 2003 to its initial stockholders for $.10 per share, for a total of $30,000.

NAME/ADDRESS
CONSIDERATION	SHARES
BENEFICIAL	OF COMMON	PRICE
OWNER	STOCK PURCHASED	PAID

Geng Yannan	100,000	$10,000

Gusheng Zhou	100,000	$10,000

Qiang Liu	100,000	$10,000

Neither Brighton nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising.

Each purchaser represented in writing that he/she acquired the securities for his own account. A legend was placed on the certificates stating that the securities have not been registered under the Act and setting forth the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Act or exemption therefrom.

Item 27. EXHIBITS

Exhibits required by Item 601 of Regulation SB-2

Item No.	Description

3.1	Articles of Incorporation for IMS
3.2	By-laws for IMS
3.3	Amendment to the By-laws of IMS
5.0	Opinion of Counsel
10.0	Merger Agreement between Brighton Investment Holding Co., Inc. and Impact Medical Solutions, Inc.(1)
23.1	Auditor’s Consent by Brighton
23.2	Auditor’s Consent by IMS
23.3	Consent of Counsel(2)
99.0	IMS’ Stock Option Plan

(1)	Incorporated by reference as filed with Form 10-KSB for December 31, 2004
(2)	Contained in Opinion of Counsel

Item 28.

UNDERTAKINGS

The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deposit into the Escrow Account at the closing, certificates in such denominations and registered in such names as required by the Company to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities
Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 29, 2005

BRIGHTON INVESTMENT HOLDING CO., INC.

By: /s/ Michael Curtis
Michael Curtis, President, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By: /s/ Michael Curtis
Michael Curtis, President, Director	Dated: April 29, 2005

By: /s/ Christine Lefebvre
Christine Lefebvre, Secretary, Director	Dated: April 29, 2005